                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR THE USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                         The Pepsi Bottling Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(PBG LOGO)

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                             Somers, New York 10589

                                                                  March 31, 2005

Dear Fellow Shareholders:

     On behalf of your Board of Directors, we are pleased to invite you to attend the 2005 Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. (the "Company"). This meeting will be held on Wednesday, May 25, 2005, at 10:00 a.m. Eastern Daylight Time, at the Company's headquarters located at One Pepsi Way in Somers, New York.

     At this meeting, you will be asked to elect the Company's Directors, approve the PBG 2005 Executive Incentive Compensation Plan, and approve an amendment to the PBG 2004 Long-Term Incentive Plan. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

     If you plan to attend the meeting, please check the "Annual Meeting" box on your proxy card so that we may send you an admission card.

                                               Sincerely,

                                               /s/ John T. Cahill
                                               John T. Cahill
                                               Chairman of the Board and
                                               Chief Executive Officer

(PBG LOGO)

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                             Somers, New York 10589
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

     The Pepsi Bottling Group, Inc. ("PBG" or the "Company") will hold its Annual Shareholders' Meeting at its headquarters at One Pepsi Way, Somers, New York, on Wednesday, May 25, 2005, at 10:00 A.M. Eastern Daylight Time to:

     -  Elect the Company's directors;

     -  Approve the PBG 2005 Executive Incentive Compensation Plan;

     -  Approve an amendment to the PBG 2004 Long-Term Incentive Plan; and

     - Transact any other business that may properly come before the Annual Meeting.

     If you own shares of PBG Capital Stock as of the close of business on March 31, 2005 (the "Record Date"), you can vote those shares by proxy or at the Annual Meeting. If you plan to attend the Annual Meeting, you must request an admission card by checking the appropriate box on your proxy card.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF OUTSTANDING SHARES OF THE COMPANY'S CAPITAL STOCK ENTITLED TO CAST A MAJORITY OF ALL VOTES AT THE ANNUAL MEETING MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IN ORDER TO HOLD THE MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT AT ANYTIME BEFORE THE PROXY IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY EITHER A NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. THE POWERS OF THE PROXY HOLDERS WILL BE SUSPENDED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST, ALTHOUGH ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PREVIOUSLY GRANTED PROXY.

                                          By Order of the Board of Directors,

                                          /s/ Steven M. Rapp
                                          Steven M. Rapp
                                          Secretary

March 31, 2005

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
GENERAL INFORMATION ABOUT THE MEETING.......................      1
  Quorum and Voting Requirements............................      1
  Admission to Annual Meeting...............................      2
PROXY ITEM NO. 1 -- ELECTION OF DIRECTORS...................      2
CORPORATE GOVERNANCE........................................      4
  Director Independence.....................................      4
  Corporate Governance Principles and Practices.............      4
  Worldwide Code of Conduct.................................      4
  Communications with the Board of Directors................      4
  Meetings of the Board of Directors........................      4
  Committees of the Board of Directors......................      5
  Directors' Compensation...................................      7
OWNERSHIP OF PBG COMMON STOCK...............................      8
  Section 16 Beneficial Ownership Reporting Compliance......      8
  Stock Ownership of Certain Beneficial Owners..............      8
  Ownership of Common Stock by Directors and Executive
     Officers...............................................      9
  Stock Ownership Guidelines................................      9
EXECUTIVE COMPENSATION......................................     10
  Summary of Cash and Certain Other Compensation............     10
  Stock Option Grants.......................................     12
  Stock Option Exercises and Holdings.......................     12
  Equity Compensation Plan Information......................     13
  Pension Plan Table........................................     13
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....     14
REPORT OF THE AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE...     18
INDEPENDENT AUDITORS FEES...................................     20
PERFORMANCE GRAPH...........................................     21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     22
  Stock Ownership and Director Relationships with
     PepsiCo. ..............................................     22
  Agreements and Transactions with PepsiCo and Affiliates...     22
  Relationships and Transactions with Management and
     Others.................................................     23
PROXY ITEM NO. 2 -- APPROVAL OF THE PBG 2005 EXECUTIVE
  INCENTIVE COMPENSATION PLAN...............................     23
SUMMARY OF THE 2005 EXECUTIVE INCENTIVE COMPENSATION PLAN...     24
PROXY ITEM NO. 3 -- APPROVAL OF AN AMENDMENT TO THE PBG 2004
  LONG-TERM INCENTIVE PLAN..................................     25
SUMMARY OF THE 2004 LONG-TERM INCENTIVE PLAN................     26
APPOINTMENT OF INDEPENDENT AUDITORS.........................     31
OTHER MATTERS...............................................     31
CONFIDENTIALITY OF PROXIES..................................     31
YEAR 2006 SHAREHOLDERS' PROPOSALS...........................     32
GENERAL.....................................................     32
APPENDIX A -- THE PBG 2005 EXECUTIVE INCENTIVE COMPENSATION
  PLAN......................................................    A-1
APPENDIX B -- THE PBG 2004 LONG-TERM INCENTIVE PLAN.........    B-1

THE PEPSI BOTTLING GROUP, INC.
Somers, New York 10589

                                                                  March 31, 2005

                                PROXY STATEMENT

                        FOR ANNUAL MEETING TO BE HELD ON
                                  MAY 25, 2005

     The Board of Directors of The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG" or the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 25, 2005, at PBG's headquarters, One Pepsi Way, Somers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournment of the Annual Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

     PBG will commence mailing this Proxy Statement to shareholders on or about April 5, 2005.

                     GENERAL INFORMATION ABOUT THE MEETING

     QUORUM AND VOTING REQUIREMENTS. The presence in person or by proxy of shareholders holding as of March 31, 2005 (the "Record Date") the outstanding shares of the Company's Capital Stock (defined below), which are entitled to cast a majority of all votes that could be cast at the Annual Meeting, will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter. If a shareholder holds shares through a broker, bank or other nominee ("broker"), generally the broker may vote the shares it holds in accordance with instructions received. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to "discretionary" or routine proposals under the rules of the New York Stock Exchange ("NYSE"). However, a broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. The proposals related to the election of directors and the PBG 2005 Executive Incentive Compensation Plan are considered "discretionary" proposals and therefore may be voted upon by your broker even if you do not instruct your broker. The proposal to approve the amendment to the PBG 2004 Long-Term Incentive Plan is considered a "non-discretionary" proposal and therefore may not be voted upon by your broker unless you so instruct your broker.

     Only shareholders of record as of the Record Date are entitled to vote at the Annual Meeting. Any shareholder returning a proxy may revoke it at anytime before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors' recommendations. Under Delaware law, no appraisal rights will be available to dissenters in connection with matters to be acted upon at the Annual Meeting.

     PBG "Capital Stock" includes both Common Stock and Class B Common Stock. As of the Record Date, there were 245,405,417 shares of PBG Common Stock outstanding and 100,000 shares of Class B Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. The holders of Class B Common Stock are entitled to 250 votes per share. All outstanding shares of Class B Common Stock are held by PepsiCo, Inc. ("PepsiCo").

     ADMISSION TO ANNUAL MEETING. If you are a registered owner and plan to attend the Annual Meeting in person, please check the "Annual Meeting" box on the proxy card so that we may send you an admission card. A beneficial owner who plans to attend the Annual Meeting may obtain an admission ticket in advance by sending a written request with proof of ownership (such as a bank or brokerage firm account statement) to the Company's transfer agent, The Bank of New York, 101 Barclay Street, New York, New York 10286 Attention: Stock Transfer Administration Department. Admittance to the Annual Meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the Annual Meeting will be admitted upon verification of ownership at the admissions desk.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Board of Directors proposes the following eleven nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

     LINDA G. ALVARADO, 52, was elected to PBG's Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes, Inc., Qwest Communications International, Inc., Lennox International and 3M Company.

     BARRY H. BERACHA, 63, was elected to PBG's Board in March 1999. Prior to his retirement in June 2003, Mr. Beracha most recently served as an Executive Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Bakery Group since August 2001. Mr. Beracha was the Chairman of the Board and Chief Executive Officer of The Earthgrains Company from 1993 to August 2001. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of McCormick & Co., Inc. and a Trustee of St. Louis University.

     JOHN T. CAHILL, 47, was elected to PBG's Board in January 1999 and became Chairman of the Board in January 2003. He has been our Chief Executive Officer since September 2001. Previously, Mr. Cahill served as our President and Chief Operating Officer. Mr. Cahill served as our Executive Vice President and Chief Financial Officer prior to becoming our President and Chief Operating Officer in August 2000. He was Executive Vice President and Chief Financial Officer of the Pepsi-Cola Company from April 1998 to November 1998. Prior to that, Mr. Cahill was Senior Vice President and Treasurer of PepsiCo, having been appointed to that position in April 1997. In 1996, he became Senior Vice President and Chief Financial Officer of Pepsi-Cola North America. Mr. Cahill joined PepsiCo in 1989 and held several other senior financial positions through 1996.

     IRA D. HALL, 60, was elected to PBG's Board in March 2003. From 2002 through 2004, Mr. Hall was President and Chief Executive Officer of Utendahl Capital Management, L.P. From 1999 to 2001, he was Treasurer of Texaco Inc. and General Manager, Alliance Management for Texaco Inc. from 1998 to 1999. From 1985 to 1998, Mr. Hall held several positions with International Business Machines. Mr. Hall is also a director of Imagistics International, Inc., The Reynolds and Reynolds Company and Praxair, Inc.

     THOMAS H. KEAN, 69, was elected to PBG's Board in March 1999. Mr. Kean has been the President of Drew University since 1990 and was the Governor of the State of New Jersey from 1982 to 1990. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, CIT Group, Inc., Franklin Resources, Inc. and UnitedHealth Group, Inc. Mr. Kean was also Chairman of The National Commission on Terrorist Attacks upon the United States.

     SUSAN D. KRONICK, 53, was elected to PBG's Board in March 1999. Ms. Kronick became Vice Chairman of Federated Department Stores in February 2003. Previously, she had been Group President of Federated Department Stores since April 2001. From 1997 to 2001, Ms. Kronick was the Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores. From 1993 to 1997, Ms. Kronick served as President of Federated's Rich's/Lazarus/Goldsmith's division. She spent the previous 20 years at Bloomingdale's, where her last position was as Senior Executive Vice President and Director of Stores.

     BLYTHE J. MCGARVIE, 48, was elected to PBG's Board in March 2002. Ms. McGarvie is President of Leadership for International Finance, a private consulting firm. From 1999 to December 2002, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group. From 1994 to 1999, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. Ms. McGarvie is a Certified Public Accountant and has also held senior financial positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut, Inc. Ms. McGarvie is also a director of Accenture Ltd., Lafarge North America, Inc. and The St. Paul Travelers Companies, Inc.

     MARGARET D. MOORE, 57, was elected to PBG's Board in January 2001. Ms. Moore is Senior Vice President, Human Resources of PepsiCo, a position she assumed at the end of 1999. From November 1998 to December 1999, she was Senior Vice President and Treasurer of PBG. Prior to joining PBG, Ms. Moore spent 25 years with PepsiCo in a number of senior financial and human resources positions.

     JOHN A. QUELCH, 53, was elected to PBG's Board in January 2005. Mr. Quelch has been the Senior Associate Dean for International Development and Lincoln Filene Professor of Business Administration at Harvard Business School since 2001. From 1998 to 2001, Mr. Quelch was Dean of London Business School. Prior to that he was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979-1998. Mr. Quelch is also a Director of WPP Group plc and Inverness Medical Innovations, Inc.

     ROGELIO REBOLLEDO, 60, was elected to PBG's Board in May 2004. Mr. Rebolledo has been the President and Chief Executive Officer of PBG Mexico since January 2004. From 2000 to 2003, Mr. Rebolledo was President and Chief Executive Officer of Frito-Lay International ("FLI"), a subsidiary of PepsiCo, Inc., operating in Latin America, Asia Pacific, Australia, Europe, Middle East and Africa. From 1997 to 2000, Mr. Rebolledo was the President of the Latin America/Asia Pacific region for FLI. Mr. Rebolledo joined PepsiCo, Inc. in 1976 and held several senior positions including serving as President and Chief Executive Officer of the Latin America Region of PepsiCo Foods International ("PFI") and President of the Sabritas, Gamesa, Brazil and Spain PFI operations.

     CLAY G. SMALL, 54, was elected to PBG's Board in May 2002. Mr. Small is Vice President and Deputy General Counsel-PepsiCo. From 1997 to February 2004, Mr. Small was Senior Vice President and General Counsel of Frito-Lay, Inc., a subsidiary of PepsiCo. Mr. Small joined PepsiCo as an attorney in 1981. He served as Vice President and Division Counsel of the Pepsi-Cola Company from 1983 to 1987 and Senior Vice President and General Counsel of Pizza Hut, Inc. from 1987 to 1997.

     If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board. All of the incumbent Directors attended the 2004 Annual Meeting of Shareholders. Barring special circumstances, all Directors are expected to be present at the 2005 Annual Meeting of Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

                              CORPORATE GOVERNANCE

     The Board of Directors of PBG is committed to transparency in financial reporting and a high level of corporate governance. PBG adheres to the following governance policies and practices which we believe are in full compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission ("SEC") and the NYSE.

     DIRECTOR INDEPENDENCE. In January 2005, the Board adopted a revised Director Independence Policy to determine the independence of each member of the Board in accordance with the revised NYSE corporate governance rules and applicable SEC rules. Each Director affirmatively determined by the Board to have met the standards set forth in the revised PBG Director Independence Policy is referred to herein as an "Independent Director". The revised PBG Director Independence Policy is posted on the PBG website at http://www.pbg.com under Investor Relations -- Company Information -- Corporate Governance. The Board has determined that the following Board members are Independent Directors: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Thomas H. Kean, Susan D. Kronick, Blythe J. McGarvie and John A. Quelch.

     As of January 28, 2005, all members of the Audit and Affiliated Transactions Committee, Nominating and Corporate Governance Committee and Compensation and Management Development Committee are Independent Directors.

     CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES. PBG initially adopted a statement of Corporate Governance Principles and Practices in 1999. The statement was revised by the Board in March 2004 to comply with the NYSE corporate governance rules. The revised statement of Corporate Governance Principles and Practices is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance and is available in print to any PBG shareholder upon request.

     WORLDWIDE CODE OF CONDUCT. PBG initially adopted a Worldwide Code of Conduct in 2000. The Code was revised by the Board in March 2003 to comply with the new NYSE corporate governance rules. The Worldwide Code of Conduct applies to all Directors and employees of PBG, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Worldwide Code of Conduct is posted on the PBG website at http://www.pbg.com under Investor Relations -- Company Information -- Corporate Governance and is available in print to any PBG shareholder upon request. PBG intends to post on its website any material amendments to its Worldwide Code of Conduct and the description of any waiver from a provision of the Code of Conduct granted by the Board to any Director or executive officer of PBG.

     COMMUNICATIONS WITH THE BOARD OF DIRECTORS. Shareholders and other interested parties who wish to communicate directly with any of the PBG Directors, or the non-management Directors as a group, may do so by writing to the Board of Directors, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. All communications will be received, sorted and summarized by the General Counsel, as agent for the non-management Directors. Communications relating to PBG's accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit and Affiliated Transactions Committee. Other communications will be referred to the Presiding Director of the Board or to such other non-management Director as may be appropriate. Communications may be submitted anonymously or confidentially.

     MEETINGS OF THE BOARD OF DIRECTORS. PBG's Board of Directors held five regular meetings and one telephonic meeting during fiscal year 2004. Attendance by incumbent Directors at all Board and Committee meetings was approximately 99%.

     In 2004, all Board meetings, other than the one telephonic Board meeting, included an executive session with only non-management Directors present. Executive sessions with only Independent Directors present were periodically held. Executive sessions are chaired by our Presiding Director, Thomas H. Kean, the Chair of the Nominating and Corporate Governance Committee, or by another Director as determined by the Board.

     COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors has three standing Committees: Audit and Affiliated Transactions, Compensation and Management Development, and Nominating and Corporate Governance.

     The Audit and Affiliated Transactions Committee consists of Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie and Barry H. Beracha, who serves as Chairperson, each of whom has been determined by the Board of Directors to be an Independent Director. The Audit and Affiliated Transactions Committee acts under a written charter that has been approved by the Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations -- Company Information -- Corporate Governance and is available in print to any PBG shareholder upon request. The Board of Directors has determined that each member of the Audit and Affiliated Transactions Committee is financially literate and that Ms. McGarvie is qualified to serve as the Audit and Affiliated Transactions Committee's "financial expert" (as the term is defined by SEC regulations). A brief description of Ms. McGarvie's work experience is included on the previous page. Members of the Audit and Affiliated Transactions Committee do not receive any compensation from the Company other than their compensation as a Director as described under Directors' Compensation in this Proxy Statement.

     The Audit and Affiliated Transactions Committee's primary responsibilities are to: (i) oversee the quality and integrity of the Company's financial statements; (ii) appoint (subject to shareholder ratification), compensate, evaluate (including evaluating independence) and, where appropriate, terminate the independent auditors; (iii) oversee the work of the independent auditors and ensure that they report directly to the Committee; (iv) pre-approve all audit, audit-related and non-audit services to be provided by the independent auditors and approve fees to be paid for such services; (v) review and monitor the performance of the internal audit department; (vi) review the adequacy of the Company's internal controls and disclosure controls; (vii) discuss the Company's risk assessment and risk management policies; (viii) review the Company's earnings releases and periodic reports filed with the SEC; (ix) provide an open avenue of communication among the independent auditors, senior management, the internal audit department and the Board; (x) monitor the Company's compliance with applicable laws and regulations and with the Worldwide Code of Conduct;
(xi) establish procedures for the Committee to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Audit and Affiliated Transactions Committee also reviews transactions between the Company and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee annually assesses its performance and effectiveness. The Audit and Affiliated Transactions Committee held four regular meetings and four telephonic meetings during 2004. At each regular meeting in 2004, the Audit and Affiliated Transactions Committee met with KPMG LLP, the Company's independent auditors, in executive session. In addition, the Audit and Affiliated Transactions Committee met four times with each of PBG's Director of Internal Audit and PBG's Chief Financial Officer in 2004. The report of the Audit and Affiliated Transactions Committee is included on page 18.

     The Compensation and Management Development Committee consists of Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Thomas H. Kean, Blythe J. McGarvie, John A. Quelch and Susan D. Kronick, who serves as Chairperson, each of whom has been determined by the Board of Directors to be an Independent Director. Mr. Quelch, who was elected to the Board in January 2005, was appointed to the Compensation and Management Development Committee in March 2005. The Compensation and Management Development Committee acts under a written charter that has been approved by the Board of Directors and complies with the NYSE corporate governance rules. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations -- Company Information -- Corporate Governance and is available in print to any PBG shareholder upon request. The Compensation and Management Development Committee's primary responsibilities are to: (i) ensure that the Company's executive compensation programs are appropriately competitive, support organization objectives and shareholder interests and provide linkage between compensation and both individual and company performance; (ii) approve and, where appropriate, recommend to the shareholders for approval annual and long-term executive compensation plans and any changes in such plans; (iii) in cooperation with the Nominating and Corporate Governance Committee advise the Board in its evaluation of the performance of the Chairman and CEO and approve the base salary of the Chairman and CEO; (iv) approve annual performance goals and objectives and maximum annual incentive awards for the Chairman and CEO and the other named executive officers identified in the Summary Compensation Table of this Proxy Statement (the "Covered Executives"); (v) certify year-end performance and determine annual incentive awards for the Covered Executives; (vi) evaluate the performance of the other executive officers and approve their base salaries;
(vii) approve the aggregate amount for annual incentive awards; (viii) review performance targets and goals for annual incentive awards to other executives and approve the aggregate award pool for such executives; (ix) approve long-term compensation awards; (x) establish Chairman and CEO and key executive succession planning and review management development plans for key executives; and (xi) report to shareholders in the proxy statement on those matters required by the SEC rules. The Compensation and Management Development Committee retains an independent compensation consultant to assist the Committee in carrying out its responsibilities, and the Committee annually assesses its own performance and effectiveness. The Compensation and Management Development Committee held four regular meetings during fiscal 2004. The report of the Compensation and Management Development Committee is included on page 14.

     The Nominating and Corporate Governance Committee consists of Linda G. Alvarado, John A. Quelch and Thomas H. Kean, who serves as Chairperson, each of whom has been determined by the Board of Directors to be an Independent Director. Mr. Quelch, who was elected to the Board in January 2005, was appointed to the Nominating and Corporate Governance Committee in March 2005. The Nominating and Corporate Governance Committee acts under a written charter that has been approved by the Board of Directors and complies with NYSE corporate governance rules. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations -- Company Information -- Corporate Governance and is available in print to any PBG shareholder upon request. The Nominating and Corporate Governance Committee's primary responsibilities are to:
(i) identify and recommend to the Board for election at the annual meeting of shareholders qualified candidates for Board membership; (ii) periodically review the appropriate skills and characteristics required of directors and develop criteria for selecting new directors; (iii) in cooperation with the Compensation and Management Development Committee, advise the Board in its periodic evaluation of the performance of the Chairman and CEO; (iv) periodically review and report to the Board regarding director compensation and benefits; (v) establish policies and procedures for receipt and consideration of director nominations by shareholders; (vi) review and recommend to the Board the appointment of Directors to Board Committees and the selection of the chairperson of each of the Committees; (vii) periodically review the Company's Corporate Governance Principles and Practices and recommend to the Board any modifications that the Committee deems appropriate; (viii) periodically review the Company's Director Independence Policy and recommend to the Board any modifications that the Committee deems appropriate; and (ix) report to shareholders in the proxy statement on those matters required by SEC rules. The Nominating and Corporate Governance Committee annually assesses the performance and effectiveness of the Board and its Committees. Based on the assessment, the Committee makes recommendations to the Board concerning composition, size, structure and activities of the Board and its Committees. The Nominating and Corporate Governance Committee held three regular meetings during fiscal 2004.

     In carrying out the Nominating and Corporate Governance Committee's responsibility to identify and recommend to the Board qualified candidates for election as Director at the Annual Meeting of Shareholders, the Committee considers candidates suggested by its members, other Directors, senior management and shareholders, as necessary in anticipation of upcoming Director elections and other potential or expected Board vacancies. The Committee is also authorized, at the expense of the Company, to retain search firms to identify and assess potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is seeking. In 2004, the Committee had been involved in an ongoing process, along with a professional search firm, to identify and evaluate potential director candidates.

     All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of PBG's size and scope. At a minimum, the Committee will consider (i) whether the recommended candidate is subject to a disqualifying factor as described in the PBG Director Independence Policy; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual's experience in business, trade, finance or management; (iv) the extent of the individual's knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct the Company in meeting its responsibilities to shareholders, customers, employees and the public; (vi) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of the Board of Directors; and (vii) any other factors, including those set forth in the Corporate Governance Principles and Practices, relating to the ability and willingness of the individual to serve.

     Shareholders wishing to recommend a director candidate to the Chairperson of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589 and must be received no later than December 2, 2005 to be included in the Proxy Statement for the 2006 Annual Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in section 3 of the Corporate Governance Principles and Practices will be referred to the Chairperson of the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual's name and address, and a description of the recommended individual's background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board of Directors and elected by the shareholders, he or she will serve as a Director of PBG.

     DIRECTORS' COMPENSATION. Management Directors do not receive additional compensation or benefits for serving on the Board of Directors. Non-management Directors receive a one-time grant of $25,000 in restricted shares of PBG Common Stock upon joining the Board of Directors. This grant may be converted to phantom stock and deferred until the Director leaves the Board. In 2004, non-management Directors received an annual cash retainer of $50,000 which was paid in quarterly cash installments. Committee Chairs received an additional $10,000. Non-management Directors also receive an annual grant of options to purchase PBG Common Stock in the face amount of $300,000. Options are granted at fair market value and may be exercised for up to ten years while a Director is serving on the Board (the full ten-year term also applies in the case of death or disability). At the time of grant, non-management Directors have the one-time opportunity to convert these options into PBG Common Stock at a ratio of three options for each share. Converted shares may in turn be deferred as phantom stock for a minimum period of two years.

     In 2004, an independent compensation consultant conducted a competitive review of non-management director compensation. This review showed that PBG's target total compensation for directors was below the level provided by certain peer group companies and that current trends indicated director compensation will increase over the next several years. Additionally, the review indicated that increasing demands placed on directors, particularly audit committee chairs, are driving changes in the way non-management directors are compensated. Accordingly, the Board determined, upon recommendation from an independent compensation consultant, that it was appropriate to increase the annual retainer for PBG's non-management Directors from $50,000 to

$70,000, beginning in 2005. Committee Chairs continue to receive an additional $10,000 annually for their service, with the exception of the Audit Committee Chair who receives $15,000. Both the annual retainer and the Committee Chair retainer are paid quarterly, in cash. The Board also determined that it is appropriate to recognize the ongoing time commitment required by membership on various Committees. As a result, beginning in 2005, Committee members receive fees of $1,500 for each formal meeting in which a Committee member participates (in person or by telephone). Non-management Directors do not receive any other compensation except as described above, nor do they receive retirement, health or life insurance benefits. They are, however, eligible to participate in PBG's charitable gift match program on the same basis as PBG employees. Under this program, certain charitable donations of up to an annual, aggregate maximum of $10,000 are matched on a one-for-one basis or, if the Director serves on the board of the recipient charitable institution, on a two-for-one basis.

                         OWNERSHIP OF PBG COMMON STOCK

     SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company to file with the SEC reports of ownership and changes in ownership of the Capital Stock of the Company held by such persons. Officers, Directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during fiscal 2004 except, due to administrative error, as follows: (i) in June 2004, a late filing on Form 4 was made with respect to 100 shares of Company Common Stock purchased indirectly through a Trust for which Mr. Beracha serves as a Trustee; and (ii) in February 2005, a late filing on Form 5 was made with respect to Mr. Beracha's July 2004 exercise of 16,116 stock options for shares of Common Stock, which shares were retained by Mr. Beracha following such exercise. To the Company's knowledge, all transactions have now been reported.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.  Based on the most recent
Schedule 13G filings, shareholders holding more than 5% of PBG Capital Stock as of February 15, 2005 are:

NAME AND ADDRESS                                              NUMBER OF SHARES     PERCENT
OF BENEFICIAL OWNER                     TITLE OF CLASS       BENEFICIALLY OWNED    OF CLASS
-------------------                  --------------------    ------------------    --------
(1)  PepsiCo, Inc.(1)..............  Class B Common Stock           100,000           100%
     700 Anderson Hill Road          Common Stock               105,711,358          42.8%(4)
     Purchase, NY 10577
(2)  Barclays Global Investors, NA
     and Affiliates(2).............  Common Stock                30,953,611          12.5%(4)
     45 Fremont Street, 17th Floor
     San Francisco, CA 94105
(3)  State Street Bank and Trust
     Company(3)....................  Common Stock                15,618,973           6.3%(4)
     225 Franklin Street
     Boston, MA 02110

---------------

(1) PepsiCo reported its beneficial ownership on a Schedule 13G filed with the SEC on February 11, 2002. The filing indicates that PepsiCo has sole voting power and sole dispositive power for 106,011,358 shares (for combined Class B Common Stock and Common Stock). On February 3, 2005, PepsiCo announced plans to sell up to 7.5 million shares of PBG's Common Stock during 2005 pursuant to 10b5-1 trading plans. As of February 15, 2005, to our knowledge and based on PepsiCo's filings of Form 4 with the SEC, PepsiCo beneficially owned 105,711,358 shares of PBG Common Stock.

(2) Barclays Global Investors, NA and Affiliates ("BGI") reported its beneficial ownership on a Schedule 13G filed with the SEC on February 14, 2005. The filing indicates that BGI has sole voting power for 27,831,840 shares and sole dispositive power for 30,953,611 shares.

(3) State Street Bank and Trust Company ("SSB") reported its beneficial ownership on an amended Schedule 13G filed with the SEC on February 18, 2005. The filing indicates that SSB has sole voting power for 7,563,092 shares, shared voting power for 8,055,881 shares, and shared dispositive power for 15,618,973 shares.

(4) Percentages are calculated based upon the number of outstanding shares of PBG Common Stock as of February 15, 2005.

     OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows, as of February 15, 2005, the shares of PBG Common Stock beneficially owned by (i) each Director (including the nominee), (ii) each executive officer of the Company named in the Summary Compensation Table, and
(iii) all Directors and executive officers as a group. Except as otherwise noted, each of the following persons has sole voting or investment power with respect to the shares of Common Stock beneficially owned by him or her.

NAME OF INDIVIDUAL OR                      NUMBER OF SHARES        DEFERRAL               PERCENT
NUMBER OF PERSONS IN GROUP                BENEFICIALLY OWNED       PLANS(1)     TOTAL     OF CLASS
--------------------------                ------------------       --------   ---------   --------
Linda G. Alvarado.......................         81,457              6,998       88,455        (2)
Barry H. Beracha........................         74,005                  0       74,005        (2)
Ira D. Hall.............................         26,355              1,370       27,725        (2)
Thomas H. Kean..........................         83,455              6,998       90,453        (2)
Susan D. Kronick........................         78,075              2,174       80,249        (2)
Blythe J. McGarvie......................         31,122              4,286       35,408        (2)
Margaret D. Moore.......................        215,226(3)          21,510      236,736        (2)
John A. Quelch(4).......................              0                909          909        (2)
Clay G. Small...........................         18,258(3)               0       18,258        (2)
John T. Cahill..........................      1,529,452(5)         212,294    1,741,746        (2)
L. Kevin Cox............................        547,038(5)           9,078      556,116        (2)
Eric J. Foss............................        851,825(5)          26,128      877,953        (2)
Yiannis Petrides........................        496,008(5)               0      496,008        (2)
Rogelio Rebolledo.......................              0(5)               0            0        (2)
All directors and all executive officers
  as a group (17 persons)...............      4,746,374            303,179    5,049,553      2%

---------------

(1) Units denominated as PBG phantom stock under deferred compensation arrangements.

(2) Ownership percentage is less than 1% of the total amount of PBG Common Stock outstanding as of February 15, 2005.

(3) Ms. Moore and Mr. Small each disclaims any beneficial ownership that she or he may have in PepsiCo's shares of PBG Capital Stock.

(4) Mr. Quelch was elected to PBG's Board in January 2005.

(5) Includes shares of PBG Common Stock that the Company's executive officers will have the right to acquire within 60 days of February 15, 2005 through the exercise of stock options as follows: John T. Cahill, 386,443 shares; L. Kevin Cox, 109,320 shares; Eric J. Foss, 174,316 shares; Yiannis Petrides, 108,031 shares; Rogelio Rebolledo, 0 shares; and all directors and executive officers as a group, 987,875 shares.

     STOCK OWNERSHIP GUIDELINES. PBG's stock ownership guidelines call for key senior executives to own PBG Common Stock (or deferral plan units) ranging from 15,000 shares for certain executives up to 175,000 shares for the Chairman and CEO. The stock ownership goal must be reached within five years of the date of their election or appointment. Annual requirements equal to 20% of the total number of shares required must also be met during the five-year period. For 2004, all of PBG's key senior executives met or exceeded the annual stock ownership guideline requirements applicable to them. Under PBG's Corporate Governance Principles and Practices, non-management Directors are encouraged to acquire a significant number of shares of PBG Common Stock within a reasonable time after their election to the Board and to accumulate a meaningful equity interest in PBG over the period of their Board service.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides information on compensation earned and equity-based awards granted for the years indicated by PBG to the Chief Executive Officer and four other most highly compensated executive officers as of the end of the Company's 2004 fiscal year in accordance with the rules of the SEC. These five individuals are referred to in this proxy statement as the "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                         ----------------------------------
                                                                                  AWARDS           PAYOUTS
                                                                         ------------------------- --------
                                       ANNUAL COMPENSATION                              SECURITIES
                            -----------------------------------------    RESTRICTED       UNDER-
                                                         OTHER ANNUAL      STOCK          LYING      LTIP    ALL OTHER
                                                         COMPENSATION      AWARDS        OPTIONS   PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION YEAR SALARY($)  BONUS($)         ($)            ($)            (#)       ($)        ($)
--------------------------- ---- --------- ----------    ------------    ----------     ---------- -------- ------------
John T. Cahill...........   2004 $871,154  $1,531,250(1)   $ 19,139(2)   $        0      444,915   $      0    $8,362(4)
  Chairman and Chief        2003  817,692     515,630        26,409       1,500,000(3)   526,596          0     8,141
  Executive Officer         2002  721,154     681,500        32,227               0      287,129          0     6,843

Eric J. Foss.............   2004  536,000     753,200        14,439(5)            0      182,373          0     8,200(6)
  President, North          2003  515,000     262,510        14,356       1,500,000(3)   223,404          0     6,923
  America                   2002  458,462     366,560        34,902               0      145,743          0     6,338

Yiannis Petrides(7)......   2004  541,740     635,877       255,663(8)            0      113,898          0         0
  President, Europe         2003  468,415     226,353       213,339       1,500,000(3)   137,762          0         0
                            2002  414,447     202,464       201,832               0       90,090          0         0

Rogelio Rebolledo(9).....   2004  591,393     462,660       314,468(10)   1,104,540(11)  136,083          0         0
  President and Chief       2003
  Executive Officer,        2002
  PBG Mexico

L. Kevin Cox(12).........   2004  408,308     473,800        14,583(5)            0      106,847          0     8,200(6)
  Executive Vice            2003
  President                 2002

---------------
 (1) As discussed more thoroughly in the Compensation Committee Report on Executive Compensation on page 14, Mr. Cahill's 2004 bonus reflects the performance of the Company in 2004, which significantly exceeded the targets established by the Compensation and Management Development Committee.

 (2) This amount reflects (i) payment of the executive's tax liability with respect to certain Company provided perquisites and (ii) the incremental cost to the Company of benefits from the personal use of corporate transportation.

 (3) This amount reflects a performance-based restricted stock award granted in 2003 that was scheduled to vest only if certain cumulative performance targets were achieved in fiscal years 2003, 2004 and 2005. In light of PBG's cumulative performance for fiscal years 2003 and 2004 relative to the pre-established targets, it is unlikely that the cumulative performance targets will be achieved. Accordingly, it is unlikely that the executive will vest in any of the restricted shares reflected in the table. The amount set out in the table was calculated by multiplying the number of restricted shares granted to the executive by the fair market value of PBG Common Stock on

March 1, 2003, the grant date. While the executive is unlikely to recognize any value from this award, SEC regulations require PBG to state the dollar value of the unvested restricted shares as of the close of the 2004 fiscal year, which was $1,715,750 (determined by multiplying the number of restricted shares awarded by $26.88, the closing price of PBG's Common Stock on December 23, 2004, the last trading day of PBG's fiscal year). In the unlikely event that the performance targets are achieved and the executive remains employed by the Company, fifty percent of the award will vest on December 31, 2005 and fifty percent will vest on December 31, 2007. Dividends that are declared and paid by the Company on the shares of restricted stock shall be deferred until the shares have vested. Upon forfeiture of any such shares, the deferred dividends shall also be forfeited.

 (4) This amount reflects (i) a standard PBG matching contribution in PBG Common Stock to the executive's 401(k) account and (ii) $162 in imputed income, based on tables used for income imputation, attributable to the annual cost of life insurance coverage equal to that purchased under the following arrangement. In 2001, Mr. Cahill waived his right to a portion of his deferred compensation. In exchange, the Company made a loan to Mr. Cahill's family trust to pay the premium on a life insurance policy on the life of Mr. Cahill and his spouse. The loan bears interest at a rate of 4.99%, which rate was established under IRS regulations, and the loan (with interest) will be repaid to the Company upon payment of the proceeds from the life insurance policy. Although the loan amount was greater than the amount of deferred compensation waived, the loan was determined to be cost neutral to the Company. Under the Sarbanes-Oxley Act of 2002, this loan may remain outstanding, so long as its terms are not materially modified.

 (5) This amount reflects payment of the executive's tax liability with respect to certain Company provided perquisites.

 (6) This amount reflects a standard Company matching contribution in PBG Common Stock to the executive's 401(k) account.

 (7) Mr. Petrides' compensation is paid in Euros. The values stated in this table are in U.S. dollars and are based on the average exchange rate of Euros to one U.S. dollar for the applicable year. The average exchange rate of Euros to one U.S. dollar was .805 in 2004, .884 in 2003 and .942 in 2002. A portion of Mr. Petrides' increases in compensation for the years indicated is attributable solely to the changes in the average exchange rate.

 (8) This amount reflects (i) the incremental cost to the Company of providing the executive with expatriate perquisites, including $169,562 in housing costs, and (ii) payment of the executive's tax liability with respect to certain of these perquisites.

 (9) Mr. Rebolledo became an executive officer of the Company in 2004.

(10) This amount reflects (i) the incremental cost to the Company of providing the executive with expatriate perquisites, including $144,583 in annual allowances reflecting customary payments generally applicable to employees on assignment in a non-U.S. location; and (ii) payment of the executive's tax liability incurred in connection with certain of these payments. The perquisites are valued locally in Mexico. The stated value is in U.S. dollars and is based on the average exchange rate in 2004 of 11.289 Pesos to one U.S. Dollar.

(11) This amount reflects the dollar value of a one-time award of 45,361 shares of restricted stock to Mr. Rebolledo on January 5, 2004 (the "Grant Date") in connection with his becoming an employee of PBG. The amount was determined by multiplying the number of restricted shares by $24.35, the closing price of PBG's Common Stock on the Grant Date. The value of this award at the close of PBG's 2004 fiscal year was $1,219,304 (determined by multiplying the number of restricted shares awarded by $26.88, the closing price of PBG's Common Stock on December 23, 2004, the last trading day of PBG's fiscal year). These restricted shares shall vest on December 31, 2005, provided Mr. Rebolledo remains employed by the Company. Dividends that are declared and paid by the Company on the shares of restricted stock shall be deferred until the shares have vested. Upon forfeiture of any such shares, the deferred dividends shall also be forfeited.

(12) Mr. Cox became an executive officer of the Company in 2004. Prior to becoming an executive officer of the Company, Mr. Cox received the performance-based restricted stock award described in note (3) above. Mr. Cox notified the Company on February 23, 2005 that he had accepted a position outside the Company and will resign from the Company effective as of April 1, 2005. As a result, Mr. Cox will forfeit his restricted stock award as well as his unvested stock options. He will not receive any special separation benefits.

     STOCK OPTION GRANTS. The following table presents information with respect to stock option grants that were made during the fiscal year ended December 25, 2004 to each of the named executive officers. All options granted by the Company in 2004 were non-qualified stock options, and no stock appreciation rights were granted in 2004.

                       OPTION GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS
                       -----------------------
                       NUMBER OF    % OF TOTAL                            POTENTIAL REALIZABLE VALUE
                       SECURITIES    OPTIONS                               AT ASSUMED ANNUAL RATES
                         UNDER-     GRANTED TO   EXERCISE                OF STOCK PRICE APPRECIATION
                         LYING      EMPLOYEES    OR BASE                       FOR OPTION TERM
                        OPTIONS     IN FISCAL     PRICE     EXPIRATION   ----------------------------
NAME                   GRANTED(#)    YEAR(1)      ($/SH)       DATE        5%($)(2)       10%($)(2)
----                   ----------   ----------   --------   ----------   ------------   -------------
John T. Cahill.......   444,915(3)     6.3%       $29.50     3/29/14      $8,254,237     $20,917,858
Eric J. Foss.........   182,373(3)     2.6%        29.50     3/29/14       3,383,455       8,574,340
Yiannis Petrides.....   113,898(3)     1.6%        29.50     3/29/14       2,113,080       5,354,960
Rogelio Rebolledo....   136,083(4)     1.9%        24.25      1/4/14       2,075,360       5,259,370
L. Kevin Cox.........   106,847(3)     1.5%        29.50     3/29/14       1,982,267       5,023,455

---------------

(1) Approximately 7.1 million options to purchase PBG Common Stock were granted primarily to key employees in 2004. This amount also included a broad-based grant to front-line employees in Spain, Greece, Turkey and Mexico.

(2) The 5% and 10% rates of appreciation are based on a ten-year option term and were specified by the SEC. These rates are not intended to forecast future appreciation, if any, of PBG Common Stock.

(3) Amounts reflect a standard annual stock option award that vests and becomes exercisable as follows: 25% on March 30, 2005; 25% on March 30, 2006 and 50% on March 30, 2007.

(4) Amount reflects a one-time, long-term award granted in connection with the appointment of Mr. Rebolledo as President and Chief Executive Officer of PBG Mexico. Mr. Rebolledo was not eligible to receive the standard annual stock option award.

     STOCK OPTION EXERCISES AND HOLDINGS. The following table presents information with respect to aggregate option exercises and option values as of December 23, 2004, the last trading day of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES(1)

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                  SHARES                        OPTIONS AT FY-END(#)        MONEY OPTIONS AT FY-END($)
                                ACQUIRED ON      VALUE       ---------------------------   -----------------------------
NAME                            EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                            -----------   ------------   -----------   -------------   ------------   --------------
John T. Cahill................    425,000      $8,576,690     1,131,108      1,450,092     $11,505,803      $3,612,927
Eric J. Foss..................    300,000       5,270,421       603,675        582,797       6,179,782       1,385,909
Yiannis Petrides..............          0               0       343,045        372,596       3,285,845         908,383
Rogelio Rebolledo.............          0               0             0        136,083               0         357,898
L. Kevin Cox..................    135,770       2,361,628       427,900        253,285       4,528,565         406,248

---------------
(1) The closing price for a share of PBG Common Stock on December 23, 2004, the last trading day of PBG's fiscal year, was $26.88.

     EQUITY COMPENSATION PLAN INFORMATION. The table below sets forth certain information as of December 25, 2004, the last day of the fiscal year, for (i) all equity compensation plans previously approved by our shareholders and (ii) all equity compensation plans not previously approved by our shareholders.

                                                                                                 NUMBER OF SECURITIES
                                                                                            REMAINING AVAILABLE FOR FUTURE
                             NUMBER OF SECURITIES TO BE                                          ISSUANCE UNDER EQUITY
                               ISSUED UPON EXERCISE OF        WEIGHTED-AVERAGE EXERCISE           COMPENSATION PLANS
                            OUTSTANDING OPTIONS, WARRANTS   PRICE OF OUTSTANDING OPTIONS,   (EXCLUDING SECURITIES REFLECTED
                                     AND RIGHTS                  WARRANTS AND RIGHTS                IN COLUMN (A))
       PLAN CATEGORY                     (A)                             (B)                              (C)
 Equity compensation
   plans approved by
   security holders                  35,013,534(1)                      20.90                          10,059,581(3)
 Equity compensation
   plans not approved by
   security holders                   3,429,691(2)                      14.68                                   0(3)
 Total                               38,443,225                         20.35                          10,059,581

(1) The securities reflected in this category are authorized for issuance upon exercise of awards granted prior to May 26, 2004 under the following PBG plans: (i) 1999 Long-Term Incentive Plan; (ii) 2000 Long-Term Incentive Plan; (iii) 2002 Long-Term Incentive Plan; (iv) 2004 Long-Term Incentive Plan and (v) Directors' Stock Plan. Effective May 26, 2004, no securities were available for future issuance under the 1999 Long-Term Incentive Plan, the 2000 Long-Term Incentive Plan, or the 2002 Long-Term Incentive Plan.

(2) The securities reflected in this category are authorized for issuance upon exercise of awards granted prior to May 26, 2004 under the PBG Stock Incentive Plan (the "SIP"). Effective May 26, 2004, no securities were available for future issuance under the SIP.

(3) The 2004 Long-Term Incentive Plan and Directors' Stock Plan, both of which have been approved by shareholders, are the only equity compensation plans that provide securities remaining available for future issuance.

     Description of the PBG Stock Incentive Plan. Effective May 26, 2004, no securities were available for future issuance under the SIP. The SIP is a non-shareholder approved, broad-based plan that was adopted by the Board of Directors on March 30, 1999. No grants, other than stock option awards, have been made under the SIP. All stock options were granted to select groups of non-management employees with an exercise price equal to the fair market value of PBG Common Stock on the grant date. The options generally become exercisable three years from the date of grant and have a ten-year term. At year-end 2004, options covering 3,429,691 shares were outstanding under the SIP. The SIP is filed as Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 25, 1999 and qualifies this summary in its entirety.

     PENSION PLAN TABLE. The Company has adopted the PBG Salaried Employees Retirement Plan, the PBG Pension Equalization Plan and The PepsiCo International Retirement Plan. The annual benefits payable under these pension plans to employees with five or more years of service at age 65 are, for the first 10 years of credited service, 3% of the employee's highest consecutive five-year average annual earnings plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years) in the case of the PBG Salaried Employees Retirement and Pension Equalization Plans. The PepsiCo International Retirement Plan is offset by any other pension benefit PBG has provided or contributed to on the employee's behalf, including PBG contributions to local social security plans. Under PBG's plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2005, for the following pay classifications and years of service are expected to be:

                                    YEARS OF SERVICE
               ----------------------------------------------------------
REMUNERATION      15         20          25           30           35
------------   --------   --------   ----------   ----------   ----------
 $  250,000    $ 84,404   $ 95,872   $  107,340   $  118,808   $  130,276
    500,000     171,904    195,872      219,840      243,808      267,776
    750,000     259,404    295,872      332,340      368,808      405,276
  1,000,000     346,904    395,872      444,840      493,808      542,776
  1,250,000     434,404    495,872      557,340      618,808      680,276
  1,500,000     521,904    595,872      669,840      743,808      817,776
  1,750,000     609,404    695,872      782,340      868,808      955,276
  2,000,000     696,904    795,872      894,840      993,808    1,092,776
  2,250,000     784,404    895,872    1,007,340    1,118,808    1,230,276
  2,500,000     871,904    995,872    1,119,840    1,243,808    1,367,776

     The pay covered by the pension plans noted above is based on the salary and bonus shown in the Summary Compensation Table on page 10 for each of the named executive officers with the exception of Mr. Rebolledo who does not participate in any of the Company's retirement plans. The years of credited service as of January 1, 2005 for these named executive officers are as follows: 16 years for Mr. Cahill; 16 years for Mr. Cox; 23 years for Mr. Foss; and 17 years for Mr. Petrides.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee (the "Committee") has direct responsibility for all executive compensation and employee benefit programs and for the compensation paid to the Chief Executive Officer and the other executive officers who appear in the Summary Compensation Table on page 10 (the "Covered Executives"). The Committee, which is comprised solely of Independent Directors, operates pursuant to a written charter, which was revised in January 2004 and which is available at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance.

     COMPENSATION PHILOSOPHY AND PROGRAMS. The Committee operates under a philosophy that is focused on developing executive compensation and benefit programs that achieve the following goals:

     - Attract, retain and motivate key talent whose performance is critical to the Company's success;

     - Provide a strong link between compensation and both individual and Company performance;

     - Ensure that the programs are appropriately competitive, as validated by independent, external advisors; and

     - Support Company objectives and shareholder interests.

     The Committee implements this philosophy through executive compensation programs that drive both short-term and long-term individual and team performance and that provide key employees with fixed pay as well as variable, performance-based pay. We believe that our business leaders' total compensation should be closely tied to the performance of the Company. Therefore, the percentage of total compensation that is performance-based increases in conjunction with the level of the executive. For the Chairman and CEO and the other Covered Executives, a substantial portion of their 2004 total target compensation was performance-based.

     PBG's executive compensation programs include base salary (fixed, short-term pay), annual cash incentives (variable, short-term pay) and long-term incentives (variable, long-term pay), each as discussed below. Consistent with our philosophy, these programs were developed based on the following principles:

     - Attract, retain and motivate key talent by providing a total compensation package that is competitive within our industry, rewards executives for superior performance and provides financial consequences for below-market performance.

     - Align the interests of shareholders, the Company, and executives by placing particular emphasis on long-term stock based programs that foster a strong relationship between shareholder interests and executive compensation.

     - Develop programs that are (i) appropriate within our financial structure; and (ii) simple and straightforward so that executives have a clear understanding of the business results required to earn variable pay.

     In designing and administering these programs each year, the Committee annually examines short-term, long-term and total compensation levels for the Company's executives against a peer group made up of at least 15 comparably sized companies from the consumer goods, bottling, retail and service industries. Peer group companies are generally world-class, industry leading companies with superior brands and/or products. Two of these companies (Coca-Cola Enterprises Inc. and PepsiAmericas, Inc.) are included in the Bottling Group Index described in the Performance Graph on page 21. The Committee believes that the peer group of companies reflects an appropriate labor market for the Company's executives and targets compensation at the third quartile of this peer group.

     BASE SALARIES. The Company's executive salary structure is based on broad salary bands. Executive base pay is targeted at the third quartile of the peer group. Individual base salaries are determined based on a targeted pay level for each position within each salary band. Annual increases are based on individual performance, experience and responsibilities, and reflect the Company's philosophy of paying for performance against underlying job accountabilities.

     ANNUAL CASH INCENTIVES. Executive officers are eligible to receive annual, performance-based cash incentives under the 2000 Executive Incentive Compensation Plan ("EICP"), which was approved by shareholders in 2000. Shareholder approval of the EICP is required under Section 162(m) of the Internal Revenue Code in order to ensure that the Company may recognize a tax deduction with respect to the awards paid under the EICP. As the 2000 EICP expires at the end of 2005, the Company is seeking shareholder approval of the 2005 Executive Incentive Compensation Plan at the 2005 Annual Meeting. The 2005 EICP is substantially similar to the 2000 EICP and is included as Appendix A to this Proxy Statement. Please refer to Item 2 of this Proxy Statement for a summary of the 2005 EICP and a more thorough discussion of the reasons the Company is seeking shareholder approval of the plan.

     The EICP's objectives are to support the attainment of PBG's business and performance goals by placing a substantial percentage of each executive officer's short-term pay at risk. In January 2004, in order to ensure deductibility of the awards under Section 162(m) of the Code, the Committee established a specific performance goal that had to be satisfied in order for any incentive award to be paid to a Covered Executive. The pre-established performance goal was based 100% on earnings per share ("EPS") performance, and a specific maximum annual incentive award was established with respect to various EPS results. No payment was permitted to the Covered Executives if the minimum EPS goal was not met. The Committee also resolved to review performance against other quantitative and qualitative goals and, if appropriate, to utilize its negative discretion to determine the actual incentive paid to a Covered Executive in the event the minimum EPS goal was met. In all cases where the Committee utilizes such discretion, the actual incentive paid is less than the maximum amount permitted based on the level of EPS achieved.

     In January 2005, the Committee certified that the minimum EPS goal for 2004 was achieved and that each Covered Executive was eligible to receive the maximum annual incentive relative to the actual EPS result. The Committee then exercised its negative discretion to decrease the amount payable to each Covered Executive. In exercising this discretion with respect to the final awards, the Committee considered other quantitative factors, including volume, profit, and cash flow, as well as other qualitative factors. The award paid to each Covered Executive is indicated in the Summary Compensation Table on page 10.

     LONG-TERM INCENTIVES. The Company provides long-term incentives through its Long-Term Incentive Plans (collectively, the "LTIP"). In 2004, shareholders approved the 2004 Long-Term Incentive Plan, which provides the Committee with the flexibility to award non-qualified stock options, performance units, incentive stock options, stock appreciation rights, and/or restricted share grants. The objective of the LTIP is to provide a long-term focus that links executive compensation to shareholder interests and to provide an appropriate balance to the short-term focus of the base salary and annual incentive aspects of the compensation programs. Individual grants to Covered Executives are currently determined based on an executive's salary band and current base salary and are targeted at the third quartile of the peer group.

     In 2004, non-qualified stock options continued to be the primary long-term incentive vehicle of the Company. The Committee is currently reviewing this approach and considering other forms of long-term incentives (as authorized under the LTIP) in light of market trends and the impact of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised
2004), "Share-Based Payment."

     In March 2004, the Committee granted a stock option award to each Covered Executive, other than Mr. Rebolledo (whose 2004 award is discussed below). Consistent with the terms of the LTIP, these options were granted with an exercise price equal to the fair market value of PBG Common Stock on the grant date. The options will vest 25%, 25% and 50% on March 30 of 2005, 2006 and 2007, respectively, subject to the Covered Executive's continued employment through such dates. This vesting schedule is identical to the schedule applicable to executives generally. The awards to the Covered Executives are reflected in the Option Grants in Last Fiscal Year table on page 12.

     INDIVIDUAL LONG-TERM INCENTIVES. In connection with Mr. Rebolledo becoming an employee of PBG, the Committee granted him a stock option award and a restricted stock award in January 2004. As a result of these awards, Mr. Rebolledo was not eligible to receive any other award under the LTIP. These awards will vest on December 31, 2005, subject to his continued employment through such date. The stock option award is reflected in the Option Grants in Last Fiscal Year table on page 12, and the restricted stock award is reflected in the Restricted Stock Awards column of the Summary Compensation Table on page
10. Also in connection with his commencing employment with PBG, the Committee established a special three-year cash incentive for Mr. Rebolledo. Under this special incentive program, Mr. Rebolledo is eligible to earn a target award of $500,000 per year based on the achievement of specific performance targets established by the Committee each year for fiscal 2004, 2005 and 2006. The targets are based solely on the performance of the Company's business in Mexico and are satisfied only through superior performance that is above the Company's annual operating plan for Mexico. For 2004, the targets were based on profit, case volume and cash flow. In January 2005, the Committee determined that the 2004 targets were not achieved. As a result, Mr. Rebolledo did not earn any amount for 2004 under this special incentive program. Any amount that is earned during 2005 or 2006 will be paid after 2006.

     STOCK OWNERSHIP GUIDELINES. The Committee has established stock ownership guidelines for the Company's key senior executives. The guidelines call for key senior executives to own a fixed number of shares (or deferral plan units), ranging from 15,000 for certain executives up to 175,000 shares for the Chairman and CEO. Executives must meet or exceed the guidelines within five years of becoming a senior executive. During the five-year period, the executive must satisfy interim, annual targets equal to 20% of the total requirement. The Committee has determined that each Covered Executive has satisfied the target applicable to him.

     OTHER BENEFITS. The Covered Executives generally participate in the same pension (both qualified and non-qualified), 401(k), and health and welfare (including retiree medical) programs as are provided to other employees. Mr. Rebolledo is not eligible for any pension from the Company, and no executive has a special retirement arrangement.

     The Company maintains an Executive Income Deferral Program (the "Deferral Program"), through which executives, including the Covered Executives paid in United States dollars, may elect to defer all or part of their base salaries and/or their annual cash incentives. Amounts properly deferred in accordance with the Deferral Program and applicable laws and regulations are recorded in an unfunded deferral account and credited with investment gains or losses based on the investment options selected by the executive. All of the investment options are market-based and are currently available to PBG employees through the Company's 401(k) plan.

     INDIVIDUAL AGREEMENTS. As a matter of business philosophy and practice, the Company does not generally enter into individual employment agreements. No Covered Executive currently has an individual employment or golden parachute agreement entitling him to base salary, cash bonus, perquisites or new equity grants following termination of employment.

     2004 COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER. As with the Company's executive compensation programs generally, the Committee targets total compensation for the Chairman and CEO at the third quartile of the peer group companies. To this end, the Committee annually engages an external, independent advisor to review total compensation within the peer group and to evaluate the Chairman and CEO's compensation in light of the peer group data. In 2004, the Committee retained Pearl Meyer & Partners as its independent compensation consultant. The Committee uses the peer group information, in conjunction with its assessment of the Chairman and CEO's performance against pre-established quantitative and qualitative goals, to determine each aspect of the Chairman and CEO's compensation.

     BASE SALARY. In February 2004, Mr. Cahill received a base salary increase bringing his annual base salary to $875,000. This increase was determined with the assistance of an independent compensation consultant and was based on a market review of Chairman and CEO positions identified in the Company's peer group of companies. While the Committee maintained its goal of targeting base pay at the third quartile of such peer group, the Committee determined that, even with the base salary increase, Mr. Cahill's base salary was below the stated target.

     ANNUAL CASH INCENTIVE. Like other Covered Executives, Mr. Cahill receives no annual incentive if the minimum EPS goal established by the Committee is not met. If the Committee determines that the minimum EPS threshold is met, Mr. Cahill is eligible to receive the maximum award related to the actual EPS result. The Committee then determines the actual amount of Mr. Cahill's annual incentive award, which may not exceed the maximum.

     Following its determination that the minimum EPS threshold was satisfied in 2004, the Committee reviewed Mr. Cahill's performance during 2004 in light of several quantitative and qualitative factors. The quantitative factors considered by the Committee included performance against EPS, cash flow and worldwide volume targets. Specifically, the Committee noted an above-target increase in EPS over 2003, as well as strong cash flow results that significantly exceeded targets. In addition to volume growth in the U.S. business that surpassed 2004 targets, exceptional volume growth in Europe and solid volume momentum in Mexico during the second half of 2004 led the Committee to conclude that the Company had performed well against volume targets. The qualitative factors considered by the Committee included the Company's improvement of organizational capabilities in targeted business areas, development of plans to further its growth agenda, and continued progress towards a strengthened CEO succession plan. Following its review of all of these factors, the Committee awarded Mr. Cahill a bonus of $1,531,250. The Committee determined that this bonus reflected the performance of the Company in 2004, which significantly exceeded the targets established by the Committee.

     LONG-TERM INCENTIVE. The Committee awarded Mr. Cahill 444,915 stock options under the LTIP for 2004. As validated by the Committee's independent, external advisor, this award is reflective of his role and responsibilities and the Committee's goal of targeting long-term compensa-tion at the third quartile of the peer group companies. Mr. Cahill's award is subject to the same terms and conditions as the awards to other executives. Mr. Cahill's award is set out in the Option Grants in Last Fiscal Year Table on page 12.

     OTHER BENEFITS/PERQUISITES. During 2004, Mr. Cahill participated in the same pension (both qualified and non-qualified), 401(k), and health and welfare programs as are provided to other employees. He was eligible for certain limited perquisites, which we believe are reasonable. The aggregate value of these perquisites in 2004 was below $50,000. As indicated in the Summary Compensation Table on page 10, the Company provided payment of Mr. Cahill's tax liability incurred in connection with some of these perquisites.

     INDIVIDUAL AGREEMENT. Mr. Cahill is not currently party to any employment or golden parachute agreement entitling him to base salary, cash bonus, perquisites or new equity grants following termination of employment.

     IMPACT OF INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Code limits the tax deduction for compensation in excess of one million dollars paid to the Covered Executives. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the EICP and LTIP satisfy the requirements for exemption under Section 162(m). Payments made under these plans are generally expected to qualify as performance-based compensation and to constitute the majority of aggregate incentive payments for the Covered Executives. For 2004, the annual salary paid to Mr. Cahill and the other Covered Executives was in each case less than one million dollars. The 2004 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible when paid, to the extent permitted by Section 162(m). The 2004 stock option awards made to the Covered Executives under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

     SUMMARY. The Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee stock ownership. The Committee believes that the awards made in 2004 were competitive and appropriate, and serve shareholders' long-term interests.

Respectfully submitted,
The Compensation and Management Development Committee

Susan D. Kronick (Chairperson)       Ira D. Hall
Linda G. Alvarado                    Thomas H. Kean
Barry H. Beracha                     Blythe J. McGarvie

           REPORT OF THE AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE

     The Audit and Affiliated Transactions Committee (the "Committee") of the Company's Board of Directors is composed of four directors, Barry H. Beracha (Chairperson), Ira D. Hall, Susan D. Kronick and Blythe J. McGarvie, each of whom has been determined by the Board of Directors to be an Independent Director. The Committee operates under a written charter that was approved by the Board of Directors and complies with the new NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance. The Committee appoints and evaluates the Company's independent auditors.

     Management is responsible for the Company's disclosure controls, internal controls over financial reporting and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, during 2004 the Committee met and held discussions with KPMG LLP, the independent auditing firm for the Company, with and without management present. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements and the Company's critical accounting policies with management and KPMG LLP. During 2004, management completed the documentation, testing and evaluation of the Company's internal controls over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Throughout the year, management kept the Committee apprised of the progress of its evaluation of internal controls and the Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company's internal control over financial reporting. The Committee reviewed this report and discussed with management, the senior most internal auditor and KPMG LLP the adequacy of the Company's internal controls over financial reporting and disclosure controls. The Committee also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee evaluated KPMG LLP's performance, including a review of KPMG LLP's internal quality-control procedures report.

     KPMG LLP also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including a letter from KPMG LLP confirming its independence. The Committee discussed with KPMG LLP that firm's independence from management and the Company.

     The Committee maintains a policy requiring pre-approval by the Committee or its Chairperson of audit, audit-related, tax and other services performed by KPMG LLP for the Company. The Committee has determined that the provision of all non-audit, audit-related and tax services performed for the Company by KPMG LLP is compatible with maintaining that firm's independence. The Committee also maintains a policy that restricts the Company's hiring of employees and former employees of the Company's independent auditors. Additionally, the Committee established procedures for it to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters.

     Based on reviews and discussions of the audited financial statements with management and KPMG LLP and discussions with KPMG LLP regarding matters required by Statement on Auditing Standards No. 61, a review of required written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, and a discussion of KPMG LLP's independence, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2004 to be filed with the SEC.

Respectfully submitted,
The Audit and Affiliated Transactions Committee

         Barry H. Beracha (Chairperson)
         Ira D. Hall
         Susan D. Kronick
         Blythe J. McGarvie

                           INDEPENDENT AUDITORS FEES

     In addition to retaining KPMG LLP to audit our consolidated financial statements for 2004, the Company and its affiliates retained KPMG LLP, as well as other accounting firms to provide various services in 2004. The aggregate fees billed for professional services by KPMG LLP in 2004 and 2003 were as follows:

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of PBG's consolidated financial statements, audit of internal controls (2004 only), the reviews of its interim financial statements included in PBG's Forms 10-Q and all statutory audits were approximately $5.4 million for the fiscal year ended December 25, 2004 and approximately $3.6 million for the fiscal year ended December 27, 2003. The increase in fees for the fiscal year ended December 25, 2004 primarily related to the audit of internal controls.

     Audit-Related Fees. The aggregate fees billed by KPMG LLP for professional services rendered primarily related to audits of employee benefit plans and other audit related services were approximately $123,000 for the fiscal year ended December 25, 2004. The aggregate fees billed by KPMG LLP for professional services rendered primarily related to due diligence work on acquisitions, accounting consultation for a proposed transaction, audits of employee benefit plans and other audit related services were approximately $500,000 for the fiscal year ended December 27, 2003.

     Tax Fees. The aggregate fees billed by KPMG LLP for professional services rendered related primarily to assistance with tax compliance matters were approximately $206,000 for the fiscal year ended December 25, 2004 and approximately $150,000 for the fiscal year ended December 27, 2003.

     All Other Fees. There were no fees billed by KPMG LLP for other services rendered during each of the fiscal years ended December 25, 2004 and December 27, 2003.

     Pre-Approval Policies and Procedures. The Company has a policy that defines audit, audit-related, tax and other services to be provided to the Company by the Company's independent auditors ("Auditor Services") and requires such Auditor Services to be pre-approved by the Audit and Affiliated Transactions Committee. In accordance with the Company's policy and applicable SEC rules and regulations, the Committee or its Chairperson pre-approves Auditor Services provided to the Company. Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Committee meeting, the Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company's policy and applicable SEC rules and regulations, and that the full Committee is advised of such services at the next regularly scheduled Committee meeting. The independent auditors and management periodically report to the Committee regarding the extent of Auditor Services provided by the independent auditors in accordance with this pre-approval, and the fees for the Auditor Services performed to date.

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to an index of peer companies selected by the Company (the "Bottling Group Index"). The Bottling Group Index consists of Coca-Cola Amatil Limited, Coca-Cola Bottling Co. Consolidated, Coca-Cola Enterprises Inc., Coca-Cola FEMSA S.A. de C.V. and PepsiAmericas, Inc. The graph assumes the return on $100 invested on December 23, 1999 to December 23, 2004, the last trading day of the Company's fiscal year. The returns of each member of the Bottling Group Index are weighted according to each member's stock market capitalization as of the beginning of the period measured and includes the subsequent reinvestment of dividends on a quarterly basis.

                              (Performance Graph)

                                                                     YEAR ENDED
                                                       ---------------------------------------
                                                       1999   2000   2001   2002   2003   2004
                                                       ----   ----   ----   ----   ----   ----
PBG*.................................................  100    248    297    318    298    338
Bottling Group Index.................................  100    109    112    118    139    158
S & P 500 Index......................................  100     92     82     63     80     90

---------------

* The closing price for a share of PBG Common Stock was $26.88 on December 23, 2004 (the last trading day of PBG's fiscal year).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     STOCK OWNERSHIP AND DIRECTOR RELATIONSHIPS WITH PEPSICO. PBG was initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo's company-owned bottling businesses. PBG became a publicly traded company on March 31, 1999. As of February 15, 2005, PepsiCo's ownership represented 42.8% of the outstanding Common Stock and 100% of the outstanding Class B Common Stock, together representing 48.1% of the voting power of all classes of PBG's voting stock. PepsiCo also owns approximately 6.8% of the equity of Bottling Group, LLC, PBG's principal operating subsidiary. In addition, Margaret D. Moore, one of our Directors, is an executive officer of PepsiCo.

     AGREEMENTS AND TRANSACTIONS WITH PEPSICO AND AFFILIATES. PBG and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to their respective businesses, and PBG and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. As used in this section, "PBG" includes the Company and its subsidiaries.

     Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2004 are described below.

     Beverage Agreements and Purchases of Concentrates and Finished
Products. PBG purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give PBG the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which PBG purchases such concentrates. In addition, PBG bottles water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, PBG purchases finished beverage products from PepsiCo. During 2004, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $2.4 billion.

     Purchase of Distribution Rights. During 2004, PBG paid PepsiCo approximately $1 million for distribution rights relating to the SoBe brand in certain PBG-owned territories in the United States and Canada.

     Transactions with Joint Ventures in which PepsiCo holds an equity interest. PBG purchases tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton (the "Partnership"). During 2004, total amounts paid or payable to PepsiCo for the benefit of the Partnership were approximately $150 million.

     PBG purchases finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks. During 2004, amounts paid or payable to the North American Coffee Partnership by PBG were approximately $185 million.

     Under tax sharing arrangements we have with PepsiCo and PepsiCo joint ventures, we received approximately $17 million in tax related benefits in 2004.

     Purchase of Snack Food Products from Frito-Lay, Inc. PBG purchases snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for sale and distribution through Russia. In 2004, amounts paid or payable by PBG to Frito-Lay, Inc. were approximately $75 million. Our agreement with Frito-Lay expired in 2004; however, we have renewed the agreement, under which we will continue our relationship with Frito-Lay.

     Shared Services. PepsiCo provides various services to PBG pursuant to a shared services agreement and other arrangements, including information technology maintenance and the procurement of raw materials. During 2004, amounts paid or payable to PepsiCo for these services totaled approximately $68 million.

     Pursuant to the shared services agreement and other arrangements, PBG provides various services to PepsiCo, including employee benefit, credit and collection, international tax and accounting services. During 2004, payments to PBG from PepsiCo for these services totaled approximately $6 million.

     Rental Payments. Amounts paid or payable by PepsiCo to PBG for rental of office space at certain PBG facilities were approximately $4 million in 2004.

     National Fountain Services. PBG provides certain manufacturing, delivery and equipment maintenance services to PepsiCo's national fountain customers in specified territories. In 2004, net amounts paid or payable by PepsiCo to PBG for these services were approximately $180 million.

     Bottler Incentives. PepsiCo provides PBG with marketing support in the form of bottler incentives. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. These bottler incentives are intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and advertising support. For 2004, total bottler incentives received from PepsiCo, including media costs shared by PepsiCo, were approximately $626 million.

     PBG provides certain administrative support services to PepsiAmericas, Inc. and Pepsi Bottling Ventures LLC. In 2004, amounts paid or payable by PepsiAmericas, Inc. and Pepsi Bottling Ventures LLC to PBG for these services were approximately $42,000.

     Bottling Group, LLC Distribution. PepsiCo has approximately a 6.8% ownership interest in Bottling Group, LLC, our principal operating subsidiary. In accordance with Bottling Group, LLC's Limited Liability Company Agreement, PepsiCo received a $13 million distribution from Bottling Group, LLC in 2004.

     RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS. Linda G. Alvarado, a member of PBG's Board of Directors, together with certain of her family members own interests in YUM Brands franchise restaurant companies that purchase beverage products from PBG. In 2004, the total amount of these purchases was approximately $368,000.

         APPROVAL OF THE PBG 2005 EXECUTIVE INCENTIVE COMPENSATION PLAN
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors (the "Board") recommends that shareholders approve the 2005 PBG Executive Incentive Compensation Plan (the "2005 EICP") which was adopted by the Compensation and Management Development Committee of the Board (the "Committee") on March 24, 2005 subject to shareholder approval.

     Shareholder approval of the 2005 EICP is necessary to ensure that annual incentive awards to executive officers constitute "performance-based compensation" and are tax deductible by The Pepsi Bottling Group, Inc. ("PBG") under Section 162(m) of the Internal Revenue Code (the "Code"). PBG does not believe that the aggregate annual cash bonuses paid to plan participants in each of the next five year's will exceed 10% of PBG's net income before taxes, based on the average of PBG's pre-tax income for the last five years.

     PBG's compensation program includes annual incentive awards to attract, retain, and motivate key employees. PBG currently awards annual incentives to its executive officers under a separate plan called the PBG Executive Incentive Compensation Plan (the "2000 EICP"). The 2000 EICP was established and approved by shareholders at the annual meeting of shareholders in May, 2000 and, since that time, all annual incentive awards to executive officers have been performance-based and tax deductible to PBG. However, the 2000 EICP expires at the end of 2005.

     The Committee believes it is important that executive officer compensation continue to be performance-based and tax deductible. Therefore, PBG is submitting the 2005 EICP to shareholders for approval, and the Board recommends that PBG shareholders approve the 2005 EICP. The 2005

EICP is substantially similar to the 2000 EICP. A summary of the material features of the 2005 EICP are described below and is qualified in its entirety by reference to the 2005 EICP plan document which is attached as Appendix A to this Proxy Statement.

SUMMARY OF THE PBG 2005 EXECUTIVE INCENTIVE COMPENSATION PLAN.

     Awards. The 2005 EICP provides award opportunities for executive officers of PBG and its subsidiaries and divisions on an annual basis. Awards are approved by the Committee. If approved by shareholders, it is anticipated that the first awards under the 2005 EICP will be made in the first quarter of 2006.

     Administration. The 2005 EICP will be administered by the Committee, which is composed entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Code and "independent director" under the rules of the Securities and Exchange Commission and New York Stock Exchange. The Committee's powers include the authority, within the limitations set forth in the 2005 EICP, to select the persons to be granted awards, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

     Eligibility to Receive Awards. The Committee shall select the executive officers of PBG, its divisions and subsidiaries, who shall be eligible to receive awards under the 2005 EICP. Generally, executive officers of PBG will be granted annual incentive awards under the 2005 EICP. It is expected that approximately five to ten individuals, including PBG's Chief Executive Officer, will receive awards in 2006 under the 2005 EICP.

     Annual Incentive Awards. The amount of annual incentive awards paid to eligible executives under the 2005 EICP will be based upon the achievement by PBG of specified performance targets, which shall be established annually in advance by the Committee.

     No payment will be made if the minimum performance target is not met. The targets to be used for purposes of awards may be set by the Committee using any one or more of the following business performance measures: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit (before or after-taxes), net income, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and/or costs. The targets may be stated in the alternative and applied with respect to PBG as a whole, a participant, a subsidiary, division, department, region, function or business unit of PBG in which the participant is employed. The Committee may adjust the targets, or provide for the manner in which performance will be measured against the targets, to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events, provided such awards would not be adversely affected under Section 162(m) of the Code.

     Negative Discretion. Notwithstanding attainment of a target established for an award under the 2005 EICP, the Committee has the discretion to reduce, but not increase, some or all of an award that would otherwise be paid.

     Award Maximum. No participant may receive more than $5 million under the 2005 EICP in any fiscal year.

     Amendment and Termination. The Committee may amend or terminate the 2005 EICP so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the plan. Unless the shareholders of PBG shall have first approved thereof, no amendment of the plan may increase the maximum amount per year which can be paid to any one participant under the 2005 EICP, change the business performance measures for the awards or modify the requirements as to eligibility for participation in the 2005 EICP. No awards may be made under the 2005 EICP after December 31, 2015 or, if earlier, the date the 2005 EICP no longer satisfies the requirements of "performance-based compensation" under the regulations promulgated under Section 162(m) of the Code. Under the current Section 162(m) regulations, the Company anticipates the 2005 EICP to satisfy the requirements of "performance-based compensation" for five years.

     Federal Tax Consequences. Under the Internal Revenue Code, a grant of an award under the 2005 EICP would have no federal income tax consequences. The payment of the award is taxable to a participant as ordinary income. The payment of an award, however, may be deferred by the participant, in whole or in part, if such deferral is permitted under a deferral plan or arrangement approved by the Company. Amounts taxable to employees under the 2005 EICP will be deductible by PBG as compensation.

     New Plan Benefits. The future benefits or amounts that would be received under the PBG 2005 Executive Incentive Compensation Plan by executive officers are discretionary and are therefore not determinable at this time.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PBG 2005 EXECUTIVE INCENTIVE COMPENSATION PLAN.

       APPROVAL OF AN AMENDMENT TO THE PBG 2004 LONG-TERM INCENTIVE PLAN
                             (ITEM 3 ON PROXY CARD)

     PBG provides long-term incentives to key individuals who are responsible for the future growth and continued success of PBG. Long-term incentives provide an important link to shareholders by making employees owners in our business. To that end, in 2004, the Board of Directors adopted the 2004 Long-Term Incentive Plan (the "2004 LTIP" or the "Plan") and shareholders approved the Plan at the 2004 Annual Meeting. The Plan, as approved last year, included authorization of 10 million shares of PBG Common Stock to be issued in connection with Plan awards. This approval was coincident with the cancellation of 9.4 million shares of PBG Common Stock, which were then available for issuance under the Company's other equity-based compensation plans. As we indicated to shareholders last year, we anticipated that the ten million shares initially authorized under the 2004 LTIP would be sufficient only to cover Plan awards granted in 2005.

     We requested authorization of only a limited number of shares last year because we expected to review, during late 2004 and early 2005, certain new accounting rules related to equity awards and to consider what impact, if any, those rules would have on the design of our long-term incentive program for 2006 and beyond and the number of shares we believe will be required to support the program for the next few years. While we continue to evaluate the new accounting rules and finalize the design of our long-term incentive program, we currently expect that our new compensation program will reduce the number of shares that are subject to awards granted each year.

     With that background in mind, on March 24, 2005, the Board of Directors approved an amendment to the 2004 LTIP which would, subject to shareholder approval, increase by 14 million the number of shares of Common Stock available for issuance in connection with awards under the Plan. Consistent with the Board's action and regulatory requirements, we are asking shareholders to approve the amendment. We believe this amendment to authorize additional shares is necessary to support our long-term incentive program, which is being designed to allow PBG to continue to attract, retain and motivate world class talent and to reflect good governance practices and shareholder interests. This amendment does not alter the terms or conditions of the Plan, which was approved by shareholders last year and which is summarized below.

                             2004 PLAN HIGHLIGHTS:

- FIXED NUMBER OF SHARES. The Plan presently provides that the maximum aggregate number of shares available for awards is 10 million. The Plan amendment would increase this amount to a total of 24 million.

- SHARES AVAILABLE FOR RESTRICTED SHARE AND OTHER SHARE AWARDS ARE LIMITED. The Plan limits the number of shares available for restricted share and restricted share unit awards and other share awards to 30% of the total number of shares available for issuance under the Plan.

- THREE YEAR MINIMUM TIME-BASED RESTRICTION. The Plan provides for a minimum three year time-based restriction for awards of restricted shares and restricted share units (unless such awards are performance-based and the performance criteria are satisfied), subject to certain limited exceptions set forth in the Plan.

- THREE YEAR MINIMUM FULL VESTING PERIOD. The Plan provides for a minimum three year period for full vesting of awards of stock options and stock appreciation rights subject to certain limited exceptions set forth in the Plan.

- ONE YEAR MINIMUM PERFORMANCE PERIOD. The Plan provides for a minimum one year performance period for any award that is performance-based, subject to certain limited exceptions set forth in the Plan.

- NO REPRICING OF STOCK OPTIONS. The Plan prohibits the repricing of stock options and stock appreciation rights without the prior approval of shareholders.

- NO DISCOUNT STOCK OPTIONS. The Plan prohibits the granting of stock options and stock appreciation rights with an exercise price less than the fair market value of PBG Common Stock on the date of grant.

                            SUMMARY OF THE 2004 LTIP

     Introduction. The Board of Directors (the "Board") believes that the 2004 LTIP is an important tool to attract, retain and motivate those persons with significant responsibility for the success and growth of PBG. As such, the Board recommends that shareholders approve the amendment to the 2004 LTIP, which was initially adopted by the Compensation and Management Development Committee (the "Committee") on March 25, 2004 and approved by shareholders on May 26, 2004. If the amendment is approved by shareholders, a total of 24 million shares of PBG Common Stock will be authorized and available for awards under the 2004 LTIP.

     A summary of the material provisions of the 2004 LTIP is set forth below and is qualified in its entirety by reference to the 2004 LTIP, which is attached as Appendix B to this proxy statement. If the amendment is not approved by shareholders, it will not become effective and the 2004 LTIP as it presently exists will continue in effect. The amendment, whether approved or not, will have no effect on the awards outstanding under the 2004 LTIP at the time of the Annual Meeting.

     Purpose. The purpose of the 2004 LTIP is to: (i) provide long-term incentives to those persons with significant responsibility for the success and growth of PBG; (ii) attract, retain and motivate a diverse group of individuals on a competitive basis; and (iii) align participants' interests with those of PBG's other shareholders through compensation that is based on the performance of PBG Common Stock.

     Eligibility. Any officer, employee, or key consultant of PBG and its subsidiaries may be granted any of the awards under the 2004 LTIP. The selection of participants and the nature and size of grants and awards are within the discretion of the Committee. As of December 31, 2004, PBG and its subsidiaries had approximately 64,700 worldwide employees.

     Awards. The 2004 LTIP provides for the grant of non-qualified stock options, incentive stock options that qualify under Section 422 of the Code, stock appreciation rights, restricted shares, restricted share units, share awards and performance awards each as defined in the 2004 LTIP.

     Stock Options. The Committee may grant options under the 2004 LTIP to purchase PBG Common Stock that may be either non-qualified stock options or incentive stock options. The purchase price of a share of PBG Common Stock under each type of option shall not be less than the fair market value of PBG Common Stock on the date the option is granted (except for awards that replace prior awards as a result of a corporate transaction involving the Company, such as a merger). The options shall be exercisable in accordance with the terms established by the Committee, but no stock option award shall have a vesting period of less than one year from the date of grant, and no stock option award shall become fully exercisable before the third anniversary of the date of grant except in connection with (i) the recruitment of new employees, including employees transferring from an allied organization, (ii) special recognition awards, (iii) awards granted in connection with business turnaround plans, and
(iv) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction. In addition, no options shall be exercisable more than ten years from the date of grant. However, without regard to the vesting period assigned, the vesting and exercisability of options may be accelerated in connection with a change of control and certain transfers, as explained below, or in connection with a participant's death, disability, involuntary termination of employment or retirement.

     Stock Appreciation Rights. The Committee may grant a stock appreciation right (a right to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds the exercise price established by the Committee at the time the stock appreciation right ("SAR") is granted). SARs may be granted alone or in tandem with stock option awards and shall be exercisable in accordance with the terms established by the Committee. The vesting and exercisability of SARs are subject to the same restrictions as stock options, as set out above. SARs shall be payable in PBG Common Stock, in cash, or in a combination thereof, as determined by the Committee.

     Performance Awards. The Committee may grant performance awards (a right to receive a designated dollar amount or number of shares of PBG Common Stock or cash contingent on achievement of performance goals or other objectives established by the Committee over a period of performance established by the Committee). Notwithstanding the attainment of any performance goal, the Committee has the discretion to reduce any award payment. Performance awards may be paid in cash, shares of PBG Common Stock or a combination thereof. In addition, all performance awards granted will have a minimum performance period of one year. However, without regard to the performance period assigned, payment related to the achievement of performance goals may be accelerated in connection with a change of control as explained below, and to the extent vesting of a performance award is conditioned on employment with the Company, vesting may also be accelerated in connection with certain transfers, as explained below, or in connection with a participant's death, disability, involuntary termination of employment or retirement.

     Restricted Shares, Restricted Share Units and Other Share Awards. The Committee may grant restricted share and restricted share unit awards, respectively, a grant of PBG Common Stock or the right to receive an amount equal to the value of shares of PBG Common Stock, that are subject to a risk of forfeiture and restrictions on disposition that lapse after a specified period and/or upon the achievement of one or more performance or other objectives, as determined by the Committee. Awards of restricted shares and restricted share units may be made either alone or in tandem with other awards under the Plan and may be awarded as additional compensation for services rendered or in lieu of cash or other compensation to which the participant is entitled. The Committee may also grant share awards (a grant of PBG Common Stock) which shall only be granted in lieu of cash or other compensation to which the eligible individual is entitled except under limited circumstances set forth in the Plan.

     Any restricted share or restricted share unit awards shall be subject to such conditions, restrictions and contingencies as the Committee determines, but all restricted share and restricted share unit awards that are not performance-based shall be subject to the same time-based vesting restrictions as for stock options, as set out above. If performance conditions apply, a minimum one-year performance period will apply.

     Performance-Based Compensation. A federal income tax deduction will generally be unavailable for annual compensation in excess of one million dollars paid to the Chief Executive Officer and the four other most highly compensated officers ("Covered Executives"). However, amounts attributable to "performance-based compensation" within the meaning of
Section 162(m) of the Code are not counted toward the one million dollar limit. Grants of stock options and SARs are expected to qualify as performance-based compensation. In addition, the Committee may designate any award described in the preceding three paragraphs as intended to be performance-based compensation. Any awards so designated shall be conditioned on the achievement of one or more performance goals, as required by Section 162(m) of the Code. The performance goals that may be used by the Committee for such awards shall be based on any one or more of the following PBG performance measures, as selected by the
Committee: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit (before or after-tax), net income, operating income, EBITDA, and/or costs. These performance goals may be described in terms of objectives that are related to the individual participant or that are Company-wide or related to subsidiaries, divisions or departments and may be made relative to the performance of other corporations or a published index. Each goal may be based on or otherwise employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets.

     The full and/or partial payment of performance-based compensation to Covered Executives will be made only upon certification by the Committee of the attainment by PBG, over a performance period established by the Committee, of any one or more performance goals, which have been established by the Committee and which are based on objective criteria. Notwithstanding the attainment of any performance goal, the Committee has the discretion to reduce any award payment. In order to satisfy the requirements that apply to performance-based compensation, these goals must be approved by PBG's shareholders, and approval by shareholders of the 2004 LTIP will constitute approval of the foregoing goals.

     Administration. The 2004 LTIP is administered by the Committee. The Committee is composed entirely of Independent Directors who also qualify as "outside directors" for purposes of Section 162(m) of the Code and as "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Act"). The Committee will have the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and subject to certain limits, to cancel or suspend awards. The Committee will have the authority and discretion to interpret the 2004 LTIP, to establish, amend, and rescind any rules and regulations relating to the 2004 LTIP (including establishing subplans and modified award terms and procedures to the extent necessary or advisable to accommodate international laws), and to make all other determinations that may be necessary or advisable for the administration of the 2004 LTIP. Any interpretation of the 2004 LTIP by the Committee and any decision made by the Committee under the 2004 LTIP is final and binding on all persons. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it to the extent not prohibited by law or inconsistent with
Section 162(m) of the Code, Rule 16b-3 of the Act or applicable stock exchange rules.

     In the event of a corporate transaction involving PBG (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards as it deems necessary and appropriate to preserve the benefits or potential benefits of the awards and to prevent dilution. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2004 LTIP; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

     Except as otherwise provided by the Committee, awards under the 2004 LTIP are not transferable except as designated by the participant by will or by the laws of descent and distribution.

     Limit on Shares. The maximum number of shares of PBG Common Stock that may be delivered to participants under the 2004 LTIP will be 24 million (subject to adjustment for corporate transactions described above) upon shareholder approval of the plan amendment. The shares issued may consist of authorized but unissued shares, treasury shares or shares acquired in the open market.

     No participant may be granted awards which would result in his or her receiving, in the aggregate, during a single calendar year, more than two million shares. Solely for purposes of determining whether this maximum is met, an SAR, performance share or restricted share unit shall be treated as entitling the holder thereof to one share of PBG Common Stock and awards of performance units shall be treated as entitling the holder to a number of shares of Common Stock determined by dividing the dollar value of the award by the fair market value of a share of Common Stock on the date the performance units were awarded.

     No more than thirty percent of the number of shares available for issuance under the 2004 LTIP may be awarded in the form of full-value awards.

     If any award is forfeited or otherwise terminates without the issuance of shares, the shares associated with the award will be available for future grants. In addition, any shares that are tendered to the Company by a participant as payment of the exercise price of any stock options or that are used to satisfy income tax withholding obligations shall be available for future grants. Awards may be granted in connection with the assumption or substitution of outstanding grants from an acquired or merged company, and shares associated with such awards will not count toward the total share limit.

     Change in Control and Certain Transfers. Upon a change in control, as defined in the 2004 LTIP, all outstanding options and SARs will become fully exercisable. Under certain circumstances, if a participant's stock option or SAR becomes unexercisable during its term after a change in control, then the participant shall be entitled to receive a lump sum cash payment equal to the gain on such option or SAR, or in the case of a non-qualified stock option, the Black-Scholes value of such option if such value is greater than the gain. Upon a change in control, all restricted share and restricted share unit awards will become fully vested and certificates for shares will be distributed to participants or cash paid to participants (in the case of restricted share units payable in cash). All performance awards will also be fully vested. The holder of a performance award shall be entitled to a lump sum cash payment equal to the amount of the award payable at the end of the performance period as if 100% of the performance goals have been achieved.

     In addition, in connection with certain PBG-approved transfers to certain allied organizations, as described in the 2004 LTIP, as determined by the Committee at the time of grant, the transferred participant's outstanding options and SARs may become fully exercisable and restricted share and restricted share unit awards may become fully vested (to the extent they are not conditioned on the achievement of a performance goal). Employment by the allied organization may be treated as employment by PBG in determining the participant's right to, or right to exercise, an award upon achievement of a performance goal and in applying the 2004 LTIP's misconduct provisions.

     Effective Date, Term, Amendment and Termination. If approved by shareholders, the amended Plan shall become effective as of the date of such shareholder approval and will remain in effect until May 26, 2014. The Committee may, at any time, amend or terminate the 2004 LTIP without shareholder approval, provided that no amendment or termination may, in the absence of consent to the change by the affected participant, adversely affect the rights of any participant or beneficiary under any award granted under the 2004 LTIP prior to the date such amendment or termination is adopted by the Board. However, amendments to the Plan shall be subject to the approval of shareholders to the extent required by applicable rules of the NYSE and Sections 162(m) and 422 of the Code.

     Other Provisions. The Committee may determine that an award, whether made in cash, shares or a combination thereof, may be deferred and may approve deferral elections made by participants.

     Federal Income Tax Considerations Relating to Stock Options. The following discussion is a summary of certain current federal income tax issues with respect to stock options and does not purport to be a complete analysis of all of the potential tax aspects relating to the 2004 LTIP or the awards thereunder.

     Non-Qualified Options. The grant of a non-qualified option under the 2004 LTIP should not result in taxable income to the participant. Generally, the participant would realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value at the date of exercise of the shares of PBG Common Stock acquired over the exercise price for those shares and PBG would be entitled to a corresponding deduction. Gains or losses realized by the participant upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such PBG Common Stock equal to the fair market value of the shares at the time of exercise.

     Incentive Stock Options. The grant of an incentive stock option should not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of PBG or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code, with an extended exercise period also applying following the participant's death). The excess of the fair market value of the PBG Common Stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

     If the participant does not sell or otherwise dispose of the PBG Common Stock within two years from the date of the grant of the incentive stock option, nor within one year after the transfer of such PBG Common Stock to the participant, then, upon disposition of such PBG Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and PBG will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of PBG Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and PBG will be entitled to a corresponding deduction. In this case, if the amount realized upon the disposition of the shares exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized upon the disposition of the shares is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

     Withholding of Taxes. PBG may withhold amounts to satisfy minimum withholding tax requirements from amounts due to participants. Subject to guidelines established by the Committee, participants may have PBG Common Stock withheld from awards or may tender PBG Common Stock to PBG to satisfy tax withholding requirements.

     One Million Dollar Limit. As previously noted, Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of one million dollars per year paid to each of PBG's Covered Executives. However, compensation that qualifies as "performance-based compensation" is not subject to the one million dollar limit. The 2004 LTIP has been structured to permit awards and payments that will satisfy the requirements applicable to "performance-based compensation".

     New Plan Benefits. The future benefits or amounts that would be received under the 2004 LTIP by executive officers and non-executive officer employees are discretionary and are therefore not determinable at this time.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PBG 2004 LONG-TERM INCENTIVE PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Pursuant to its charter, the Audit and Affiliated Transactions Committee has the sole, discretionary authority to appoint, retain and terminate the Company's independent auditors. KPMG LLP has been PBG's independent auditors since PBG became a public company in 1999. In late 2004, however, the Committee determined, in accordance with sound corporate governance practices, that it would issue a request for proposal with regard to the Company's audit engagement (the "Audit RFP").

     The Committee decided to issue the Audit RFP because it wanted the opportunity to review other auditing firms as prospective independent auditors for PBG and to consider the benefits and detriments of changing independent auditors. This decision was not related to the quality of services provided by KPMG LLP.

     The Audit RFP was issued to several large, public accounting firms, including KPMG LLP, in February 2005, and the Committee currently plans to complete the Audit RFP process by mid-2005. It is not presently known whether the selection of an independent auditor will be made effective in 2005 or at the start of 2006. In the interim, the Committee has appointed KPMG LLP to serve as PBG's independent auditors for the first quarter of fiscal 2005 and anticipates appointing KPMG LLP for subsequent quarters until the Audit RFP is completed and the decision becomes effective. PBG will make a public announcement in the event that it decides to engage a firm other than KPMG LLP.

     As a result of the Committee's decision to issue the Audit RFP, and the temporary uncertainty as to which firm will be selected as PBG's independent auditors for fiscal 2005, the Company determined that it was not appropriate to request shareholder ratification of an independent auditor at its Annual Meeting. Each year since becoming public in 1999, PBG has requested that our shareholders vote to ratify the appointment of KPMG LLP as the independent auditors for the year. At next year's annual meeting, we fully expect to return to the practice of seeking shareholder ratification of PBG's independent auditors.

     In following with KPMG LLP's service as PBG's independent auditors for fiscal 2004, representatives of KPMG LLP will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

                                 OTHER MATTERS

     As of the mailing date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

                           CONFIDENTIALITY OF PROXIES

     PBG's policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PBG retains an independent organization to tabulate shareholder votes and certify voting results.

                       YEAR 2006 SHAREHOLDERS' PROPOSALS

     PBG welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered, including recommendations for Director, at the 2006 Annual Shareholders' Meeting, and included in the Proxy Statement for that meeting, PBG must receive the proposal in writing on or before December 2, 2005. Please see CORPORATE GOVERNANCE -- Committees of the Board of Directors -- The Nominating and Corporate Governance Committee for a description of the procedures to be followed for shareholder recommendations for Director. Proposals should be sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589. If a proposal is received by February 15, 2006, PBG may include it in the Proxy Statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 15, 2006, PBG may use its discretionary voting authority when the proposal is raised at the 2006 Annual Meeting, without inclusion of the proposal in its Proxy Statement.

                                    GENERAL

     PBG will pay the costs of preparing, assembling and mailing this Proxy Statement and the costs relating to the Annual Meeting. In addition to the solicitation of proxies by mail, PBG intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

     To be sure that we have the necessary quorum to hold the Annual Meeting, PBG has hired the firm of Morrow & Co., Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $8,500.

     Employees of PBG may also solicit proxies. They will not receive any additional compensation for such solicitation.

     The Annual Report to Shareholders for 2004, including our consolidated financial statements, was mailed with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PBG's Vice President of Investor Relations, at The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589 or (914) 767-7216.

     Please complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. The enclosed proxy card can be revoked at anytime before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

                                          By Order of the Board of Directors,

                                          /s/ Steven M. Rapp
                                          Steven M. Rapp
                                          Secretary

                                                                      APPENDIX A

                 PBG 2005 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.  PURPOSE.

     The principal purposes of this Plan are to assist The Pepsi Bottling Group, Inc ("PBG") in attracting, motivating and retaining executive officers who have significant responsibility for the growth and long-term success of PBG and its subsidiaries and divisions (collectively, the "Company") by providing incentive awards that ensure a strong pay-for-performance linkage for such executive officers, and to ensure that the incentive awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code").

2.  ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of PBG (the "Committee"). The Committee shall be appointed by the Board of Directors (the "Board") and shall consist entirely of members of the Board who qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (the "Code"), as "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the "Act") and as "independent" for purposes of the applicable rules and regulations of the exchange on which PBG's Common Stock is traded.

     The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

     The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PBG, its shareholders and any person receiving an award under the Plan.

3.  ELIGIBILITY.

     Generally, all executive officers of the Company are eligible to participate in the Plan for any fiscal year (including any executive officers of PBG's subsidiaries who are named executive officers of PBG). The Committee, however, in its discretion, shall select the executive officers of the Company to whom awards may from time to time be granted under this Plan.

4.  AWARDS.

     (a) Types of Awards. The Committee may grant awards to eligible executive officers, subject to the terms and conditions set forth in the Plan. Under this Plan, executive officers of PBG shall be granted annual incentive awards with respect to each fiscal year of the Company in the first ninety (90) days of each year. The Committee may also grant awards under this Plan for performance periods other than PBG's fiscal year, in which case such awards shall be granted within the first 90 days of the performance period and before 25% of the scheduled period of service to which the performance goal relates has elapsed. If an individual becomes an executive officer during a year and such individual was not otherwise granted an award under this Plan during the first ninety days of the year (or other applicable performance period), that individual may be granted an incentive award for that year (or other applicable performance period) upon his or her becoming an executive officer.

     With respect to any award that is intended to satisfy the conditions for the performance-based exception under Code Section 162(m): (1) the Committee shall interpret the Plan and this Section 4 in light of Code Section 162(m) and the regulations thereunder; (2) the Committee shall have no discretion to amend the award in any way that would adversely affect the treatment of the award under Code Section 162(m) and the regulations thereunder; and (3) such award shall not be paid until the Committee shall first have certified that the performance goals have been achieved.

     If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without first obtaining shareholder approval.

     (b) Performance Targets. The Committee may establish performance targets for awards to qualify such awards as performance-based compensation under
Section 162(m) of the Code. Performance targets may be established in terms of specified levels of any one or more of the following business measures: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit, net income, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and/or costs. Performance targets may be stated in the alternative and applied with respect to (1) the Company as a whole, (2) a participant, or (3) a subsidiary, affiliate, division, department, region, function or business unit of the Company (or any combination of the foregoing) and may be measured on an absolute basis or relative to a peer-group or index.

     (c) Adjustments. To the extent permitted under Section 162(m) of the Code and the regulations thereunder, the Committee may adjust the performance targets or provide for the manner in which performance will be measured against the performance targets to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws, regulations or accounting principles.

     (d) Payment of Awards. Awards will be payable in cash each year upon written certification by the Committee that the specified performance targets for the preceding fiscal year (or other applicable performance period) were achieved. Notwithstanding the foregoing, a participant may elect within the time periods established by the Committee to defer all or a portion of any award otherwise payable in accordance with this section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company, provided that such deferral does not adversely affect the treatment of the award as performance-based compensation. A resolution or Committee minutes of the certification shall constitute written certification.

     (e) Negative Discretion. Notwithstanding the achievement by the Company of the specified performance targets, the Committee has the discretion, by participant, to reduce, but not increase, some or all of an award that would be otherwise paid.

     (f) Maximum Awards. No participant may receive incentive awards under the Plan for a PBG fiscal year that result in the current payment of amounts (and/or the deferral of amounts otherwise currently payable) in excess of $5 million.

5.  MISCELLANEOUS PROVISIONS.

     (a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

     (b) Delegation of Administrative Authority. The Committee, as it deems necessary, may delegate its responsibilities for administering the Plan to Company executives. However, the Committee may not delegate its responsibilities for establishing and certifying the attainment of performance targets with respect to any Company executive who is subject to the provisions of Section 162(m) of the Code.

     (c) Restriction on Transfer. Awards (or interests therein) to a participant or amounts payable with respect to a participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary.

     (d) Withholding Taxes. PBG or any subsidiary or division thereof, as appropriate, shall have the right to deduct from all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

     (e) No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

     (f) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any participant receiving an award.

     (g) Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

     (h) Governing Law. The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

6.  EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

     (a) Effective Date. The Plan shall become effective on the date it is approved by PBG's shareholders.

     (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan (without the consent of the recipient of the award). No such amendment or modification, however, may be effective without approval of PBG shareholders if such approval is necessary to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

     (c) Termination. The Plan shall continue in effect until terminated by the Board. No awards shall be made under the Plan after December 31, 2015 or, if earlier, the date the plan no longer satisfies the requirements of "performance-based compensation" under the regulations promulgated under Section 162(m) of the Internal Revenue Code.

                                                                      APPENDIX B

                       PBG 2004 LONG-TERM INCENTIVE PLAN
                            AS AMENDED AND RESTATED
                             EFFECTIVE MAY 25, 2005

1.  PURPOSE.

     The purposes of the PBG 2004 Long Term Incentive Plan (the "Plan") are: (a) to provide long-term incentives to those persons with significant responsibility for the success and growth of The Pepsi Bottling Group, Inc. ("PBG") and its subsidiaries, divisions and affiliated businesses (collectively the "Company");
(b) to assist the Company in attracting, retaining and motivating a diverse group of employees on a competitive basis; (c) to ensure a pay for performance linkage for such employees; and (d) to associate the interests of such employees with those of PBG shareholders.

2.  ADMINISTRATION OF THE PLAN.

(a) The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of PBG (the "Committee"). The Committee shall be appointed by the Board of Directors of PBG (the "Board") and shall consist entirely of members of the Board who qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), as "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the "Act") and as "independent" for purposes of any rules and regulations of a stock exchange on which PBG's Common Stock is traded. The foregoing notwithstanding, no act of the Committee shall be void or deemed to be without authority because a member fails to meet the qualification requirements of this Section.

(b) The Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein):

     - to select the individuals to be granted awards under the Plan;

     - to determine the type, size and terms of awards to be granted to each individual selected;

     - to determine the guidelines and procedures for the payment or exercise of awards;

     - to determine the time when awards will be granted and any conditions which must be satisfied by employees before an award is granted;

     - to establish objectives and conditions for earning awards that are otherwise applicable to awards;

     - to determine whether such objectives and conditions have been met and whether awards will be paid at the end of the award period or at the time the award is exercised (whichever applies);

     - to determine whether payment of an award will be deferred;

     - to determine whether payment of an award should be reduced or eliminated; and

     - to determine whether any such award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any award is intended to comply with the performance-based exception under Code Section 162(m) in the case of an award to a "Covered Executive," i.e., an employee who is a "named executive officer" (within the meaning of Item 402(a)(3) of Regulation S-K) or an individual who is expected to be a named executive officer and an employee at the time the Company is entitled to a tax deduction related to such award.

(c) The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, PBG shareholders and any person receiving an award under the Plan.

(d) To the extent not prohibited by law and not inconsistent with the requirements of Code Section 162(m), Rule 16b-3 of the Act or applicable stock exchange rules, the Committee may delegate its authority hereunder (including to a member of the Committee or an officer of PBG) and may designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

3.  ELIGIBILITY.

     Subject to the provisions of the Plan, the Committee may, from time to time, designate any of the following individuals as eligible to receive an award available under the Plan: (i) officer, (ii) employee, or (iii) key consultant or advisor of the Company, other than a non-employee director, who provides bona fide services to the Company not in connection with the offer or sale of securities in a capital-raising transaction, in each case subject to limitations provided by the Code or the Act as determined by the Committee; and the Committee shall determine the nature and amount of each award.

     In addition, notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which eligible individuals (if any) performing services for the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms, conditions and types of any awards made to such eligible individuals, and (iii) establish subplans, modified stock option exercise procedures and other award terms and procedures to the extent such actions may be necessary or advisable.

4.  AWARDS.

(a) Types. Awards under the Plan include stock options (incentive stock options and nonqualified stock options), stock appreciation rights, restricted shares, restricted share units, performance shares, performance units and share awards.

     (i) Stock Options. Stock options are rights to purchase shares of PBG Common Stock ("Common Stock") at a fixed price for a specified period of time. Stock options may consist of incentive stock options satisfying the requirements of Section 422 of the Code ("ISOs") and designated by the Committee as ISOs and non-qualified stock options that do not satisfy the aforementioned requirements. The purchase price per share of Common Stock covered by a stock option awarded pursuant to this Plan (the "Exercise Price" as defined for stock options), including any ISOs, shall be equal to or greater than the "Fair Market Value" of a share of Common Stock on the date the stock option is awarded unless the stock option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction involving the Company, in which case, an Exercise Price may be used that reasonably preserves the value of the previously granted award. "Fair Market Value" means an amount equal to the average of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc. (the "Exchange") on the date in question (or, if no sales of Common Stock were made on such Exchange on such date, on the immediately preceding day on which sales were made on such Exchange), except that such average price shall be rounded up to the nearest one-fourth solely for purposes of determining the Exercise Price of stock options and stock appreciation rights ("SARs" which are more fully described below in paragraph (ii) hereof). The Exercise Price per share may be payable, in whole or in part, in cash or in shares of Common Stock held by the option holder, including previously acquired shares and shares issuable or deliverable in connection with an award (with any Common Stock valued at its Fair Market Value on the date of exercise), provided that no Common Stock may be used to pay the Exercise Price if and to the extent that additional accounting expense would result to the Company under then applicable accounting rules.

          Stock options may be granted alone or in tandem with other awards, including SARs. With respect to stock options granted in tandem with SARs, the exercise of either such stock options or SARs will result in the simultaneous cancellation of the same number of stock options or tandem SARs, as the case may be.

          Except for adjustments made pursuant to Section 7, the Exercise Price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Company as consideration for the grant of a new stock option with a lower Exercise Price without the approval of PBG's shareholders.

          Except in the case of grants in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization, (2) special recognition awards, (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, stock options shall vest over a period of three years from the grant date and no options shall have a vesting period of less than one year. However, without regard to the vesting period assigned, the vesting of stock options may be accelerated in connection with a change in control and certain transfers, or in connection with a participant's death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. The term of options shall be determined by the Committee in its sole discretion at the time of grant, but in no event shall the term exceed ten years from the date of grant.

          ISOs may only be granted to employees of PBG, its subsidiaries and divisions and may only be granted to an employee who, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of stock of PBG. The aggregate Fair Market Value (determined at the time of grant) of all shares with respect to which ISOs are exercisable by a participant for the first time during any year shall not exceed $100,000. Any option that is intended to be an ISO but which does not qualify as such shall remain outstanding and constitute a non-qualified stock option. In determining the shares available for issuance as ISOs under Section 5, adjustment under Section 5(a) shall not apply to the extent not permitted under Section 422 of the Code and regulations promulgated thereunder.

     (ii) Stock Appreciation Rights. SARs are rights to receive the amount by which the Fair Market Value of a share of Common Stock on the date the SAR is exercised exceeds the purchase price of the SAR (the "Exercise Price" as defined for SARs), which shall be equal to or greater than the Fair Market Value of a share of Common Stock on the grant date, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction involving the Company, in which case, an Exercise Price may be used that reasonably preserves the value of the previously granted award. Such difference may be paid in cash, shares of Common Stock or both, or by any other method as determined by the Committee in its sole discretion.

          Except in the case of grants in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization, (2) special recognition awards, (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, SARs shall vest over a period of three years from the grant date and no SARs shall have a vesting period of less than one year from the grant date. However, without regard to the vesting period assigned, the vesting of SARs may be accelerated in connection with a change in control and certain transfers, or in connection with a participant's death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. The term of an SAR shall be determined by the Committee in its sole discretion at the time of grant, but in no event shall the term exceed ten years from the date of grant.

          SARs may be granted alone or in tandem with stock options. The grant of SARs related to ISOs must be concurrent with the grant of the ISOs. The grant of SARs related to nonqualified stock options may be concurrent with the grant of the nonqualified stock options or in connection with such nonqualified stock options, previously granted under Section 4(a)(i), that are unexercised and have not terminated or lapsed. With respect to SARs granted in tandem with stock options, the exercise of either such stock options or such SARs will result in the simultaneous cancellation of the same number of tandem stock options or SARs, as the case may be.

     (iii)Restricted Shares/Restricted Share Units. Restricted shares are shares of Common Stock that may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed (the "Restriction Period"). Restricted share units are the right to receive an amount equal to the value of a specified number of shares of Common Stock. Awards of restricted shares or restricted share units may be made either alone or in addition to or in tandem with other awards granted under the Plan, and they may be awarded as additional compensation for services rendered by the eligible individual or in lieu of cash or other compensation to which the eligible individual is entitled from the Company.

          The Committee shall impose such terms, conditions and/or restrictions on any restricted share awards or restricted share units granted pursuant to the Plan as it may deem advisable including, without limitation: (1) a requirement that participants pay a stipulated price for each restricted share or each restricted share unit, (2) restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), (3) time-based restrictions on vesting, including the time during which the award is subject to a risk of forfeiture, and (4) restrictions under applicable Federal or state securities laws.

          Except in the case of performance-based awards and awards made in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization, (2) special recognition awards, (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, all restricted share and restricted share unit awards shall be subject to a time-based vesting restriction of at least three years from the date of grant. However, without regard to the time-based vesting restriction assigned, the vesting of restricted share and restricted share unit awards may be accelerated in connection with a change in control and certain transfers or in connection with a participant's death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. To the extent the restricted shares or restricted share units granted to a Covered Executive are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of performance goals over a performance period, as described in Section 4(a)(iv).

          Restricted share units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Committee.

          During any Restriction Period, restricted shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the restricted shares, the Committee may (1) cause a legend or legends to be placed on any certificates relating to such restricted shares, and/or (2) issue "stop transfer" instructions, as it deems necessary or appropriate.

          Unless otherwise determined by the Committee, during any Restriction Period, participants who hold restricted shares shall have the right to receive dividends, in cash or property, as well as other distributions or rights in respect of such shares, shall have the right to vote such shares as the record owner thereof, and participants who hold restricted share units shall have the right to receive dividend equivalents. Unless otherwise determined by the Committee, any dividends, distributions or rights, or dividend equivalents payable to a participant during the Restriction Period shall be distributed to the participant only if and when the restrictions imposed on the applicable restricted shares or restricted share units lapse.

          Each certificate issued for restricted shares shall be registered in the name of the participant and deposited with the Company or its designee. At the end of the Restriction Period, a certificate representing the number of shares to which the participant is then entitled shall be delivered to the participant free and clear of the restrictions (or the participant's unrestricted ownership shall be otherwise reflected). No certificate shall be issued with respect to a restricted share unit unless and until such unit is paid in shares of Common Stock.

     (iv) Performance Awards. Performance awards are performance shares or performance units. Each performance share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. Each performance unit shall have an initial value that is established by the Committee at the time of grant. Performance awards may be granted either alone or in addition to other awards made under the Plan.

          Unless otherwise determined by the Committee, performance awards shall be conditioned on the achievement of performance goals (which shall be based on one or more performance measures, as determined by the Committee) over a performance period established by the Committee, provided that no performance period shall be less than one year.

          The performance measure(s) to be used for purposes of performance awards (and for restricted shares and restricted share units, as provided in Section 4(a)(iii)) may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to one or more subsidiaries, divisions, departments, regions, functions or business units of the Company to which the contributions of the participant are relevant, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit (before or after-taxes), net income, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and/or costs. The performance goals based on these performance measures may be made relative to the performance of other corporations or a published index. The Committee can establish other performance measures for performance awards granted to participants who are not Covered Executives and, with respect to such participants, shall have the sole discretion to adjust the determination of the degree of attainment of the pre-established performance goals.

          Notwithstanding the achievement of any performance goal established under this Plan, the Committee has the discretion, on a participant by participant basis, to reduce some or all of a performance award that would otherwise be paid.

          At, or at any time after, the time an award is granted, and in the case of Covered Executives to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the award under the performance-based exception, the Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect the impact of unusual or nonrecurring events affecting the Company, or its financial statements or changes in applicable laws, regulations or accounting principles.

          With respect to any award that is intended to satisfy the conditions for the performance-based exception under Code Section 162(m): (1) the Committee shall interpret the Plan and this Section 4 in light of Code
          Section 162(m) and the regulations thereunder; (2) the Committee shall have no discretion to amend the award in any way that would adversely affect the treatment of the award under Code Section 162(m) and the regulations thereunder; and (3) such award shall not be paid until the Committee shall first have certified that the performance goals have been achieved.

          If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without first obtaining shareholder approval.

     (v) Share Awards. Share awards are grants of shares of Common Stock. The Committee may grant a share award to any eligible individual on such terms and conditions as the Committee may determine in its sole discretion. Share awards may be made only in lieu of cash or other compensation to which the eligible individual is entitled from the Company except as to limited awards to non-executive employees or key consultants made in connection with special recognition programs.

(b) Maximum Awards. An eligible individual may be granted multiple awards under the Plan, but no one employee may be granted awards which would result in his or her receiving in the aggregate, during a single calendar year, more than 2 million shares of Common Stock. Solely for the purposes of determining whether this maximum is met, an SAR, restricted share unit, or performance share shall be treated as entitling the holder thereof to one share of Common Stock, and an award of performance units shall be treated as entitling the holder to the number of shares of Common Stock that is determined by dividing the dollar value of the award by the Fair Market Value of a share of Common Stock on the date the performance units were awarded.

(c) Employment by the Company. To the extent the vesting, exercise, or term of any stock option, SAR, restricted share, restricted share unit, performance share and/or performance unit award is conditioned on employment by the Company, an award recipient whose Company employment terminates through a Company-approved transfer to an allied organization: (i) shall vest in (and where applicable) be entitled to exercise immediately prior to the transfer any stock option, SAR, restricted share or restricted share unit, that is not conditioned on the achievement of a performance goal, (ii) shall have employment with the allied organization treated as employment by the Company in determining any applicable term of such award and period for exercise (as well as any right to, or right to exercise, the award upon achievement of a performance goal), and (iii) shall have the allied organization considered part of the Company for purposes of applying the misconduct provisions of
    Section 8. The Chief Personnel Officer shall specify the entities that are considered allied organizations as of any time. The Committee may decide, when granting an award, to exclude some or all of the award from the application of this subsection, or to provide the recipient of the grant with less protection in connection with a transfer than would otherwise apply under the foregoing provisions of this subsection.

(d) Company Buy-Out Right. At any time after any award becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such award and to cause PBG to pay to the participant the excess of the Fair Market Value of the shares of Common Stock covered by such award over its Exercise Price or purchase price on the date the Committee provides written notice (the "Buy-Out Notice") of its intention to exercise such right (the "Buy-Out"). Buy-Outs pursuant to this provision shall be effected by PBG as promptly as possible after the date of the Buy-Out Notice. Payments of Buy-Out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock, as the Committee deems advisable. To the extent payment is made in shares of Common Stock, the number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock on the date of the Buy-Out Notice. This Buy-Out provision shall not apply in the case of a "Change in Control" within the meaning of Section 9, in which case the provisions of Section 9 shall apply.

5.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

     The maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be 24 million, determined as provided in this Section and as may be adjusted pursuant to Section 7 hereof. Any of the authorized shares may be used for any of the types of awards described in the Plan, provided however, that in no event shall the number of restricted shares which become fully vested, shares delivered in settlement of restricted share units and performance awards, and shares granted as share awards ("full-value awards") exceed 30% of the maximum aggregate number of shares of Common Stock available for issuance under the Plan as may be adjusted pursuant to Section 7 hereof.

     (a) Shares Remaining. The following shall apply in determining the number of shares remaining available for grant under this Plan:

           (i) In connection with the granting of a stock option or other award (other than SARs payable only in cash or a performance unit denominated in dollars or property other than Common Stock), the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares in respect of which the stock option or award is granted or denominated; provided, however, that where an SAR or performance unit is settled in shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the number of shares issued in such settlement.

           (ii) If any stock option is exercised by tendering or having the Company withhold shares of Common Stock to PBG as full or partial payment of the Exercise Price or to satisfy tax withholding obligations, the number of shares available for issuance under this Plan shall be increased by the number of shares so tendered or withheld.

           (iii) Whenever any outstanding stock option or other award under the Plan (or portion thereof) expires, is cancelled, is settled in cash or is terminated for any reason, the shares allocable to the expired, cancelled, settled or terminated portion of the stock option or award shall remain available for awards under this Plan.

           (iv) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the

                  Company as a result of an acquisition will not count against the reserve of available shares under this Plan.

     (b) Shares to be Delivered. Shares of Common Stock to be delivered by the Company under this Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares, treasury shares or shares acquired on the open market.

6.  DEFERRED PAYMENTS.

     The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. The Committee may take such steps as reasonably necessary to permit the deferral of taxes in connection with any award deferral.

7. DILUTION AND OTHER ADJUSTMENTS.

     In the event of (a) any change in the outstanding shares of Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (b) any separation of a corporation (including a spin-off or other distribution of assets of the Company to its shareholders), (c) any partial or complete liquidation, or (d) other similar corporate change, the Committee may, but shall not be required to make such equitable adjustments in the Plan and the awards thereunder as the Committee determines are necessary and appropriate to prevent dilution or enlargement of a participant's rights hereunder, including, if necessary, an adjustment in (i) the maximum number or kind of shares that may be issued under the Plan, (ii) the individual maximum in Section 4(b), (iii) the number and kind of shares and the Exercise Price or purchase price applicable to awards that may be or have been awarded to any participant (including the conversion of shares subject to awards from Common Stock to stock of another entity), and (iv) related terms of awards, including any performance conditions, and to make cash payments in lieu of such adjustments. No adjustment to performance conditions is authorized in connection with any awards to a Covered Executive intended to qualify as performance-based under Code Section 162(m) if and to the extent that such adjustment would cause the award to fail to so qualify. Such adjustment shall be conclusive and binding for all purposes of the Plan.

8. MISCONDUCT.

     Except as otherwise provided in agreements covering Awards hereunder, a participant shall forfeit all rights in his or her outstanding awards under the Plan, and all such outstanding awards shall automatically terminate and lapse, if the Committee determines that such participant has engaged in "Misconduct" as defined below. The Committee may in its sole discretion require the participant to pay to the Company any and all gains realized from any awards granted hereunder that were exercised, vested or paid out within the twelve month period immediately preceding a date on which the participant engaged in such Misconduct, as determined by the Committee.

     "Misconduct" means any of the following, as determined by the Committee in good faith: (i) violation of any agreement between the Company and the participant, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services, (ii) violation of any duty to the Company, including but not limited to violation of the Company's Code of Conduct; (iii) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company; (v) unlawful trading in the securities of PBG or of another company based on information gained as a result of that participant's employment or other relationship with the Company, (vi) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company or (vii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

     This section shall also apply in the case of a former Company employee (including, without limitation, a retired or disabled employee) who commits Misconduct after his or her employment with the Company terminated.

9. CHANGE IN CONTROL.

     Upon a "Change in Control" (as defined in subsection (f) below), the following shall occur, unless otherwise provided by the Committee:

     (a)Options. Effective on the date of such Change in Control, all outstanding and unvested stock options granted under the Plan shall immediately vest and become exercisable, and all stock options then outstanding under the Plan shall remain outstanding in accordance with their terms. Notwithstanding anything to the contrary in this Plan, in the event that any stock option granted under the Plan becomes unexercisable during its term on or after a Change in Control because:
        (i) the individual who holds such stock option is involuntarily terminated (other than for cause), or such individual terminates for "Good Reason" as defined in the agreement governing the stock option award, within two years after the Change in Control; (ii) such stock option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such stock option shall immediately be entitled to receive a lump sum cash payment equal to (A) the gain on such stock option or (B) only if greater than the gain and only with respect to non-qualified stock options the Black-Scholes value of such stock option (as determined by a nationally recognized independent investment banker chosen by PBG), in either case calculated on the date such stock option becomes unexercisable. For purposes of the preceding sentence, the gain on a stock option shall be calculated as the difference between the Fair Market Value per share of Common Stock as of the date such stock option becomes unexercisable, less the Exercise Price of the stock option; provided, however, if the shares of Common Stock are not traded on a national exchange on such date, the Fair Market Value on the immediately preceding day on which the shares were traded shall be used.

     (b)Stock Appreciation Rights. Effective on the date of such Change in Control, all outstanding and unvested SARs granted under the Plan shall immediately vest and become exercisable, and all SARs then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any SAR granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such SAR is involuntarily terminated (other than for cause), or such individual terminates for "Good Reason" as defined in the agreement governing the SAR award, within two years after the Change in Control; (ii) such SAR is terminated or adversely modified; or
        (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such SAR shall immediately be entitled to receive a lump sum cash payment equal to the gain on such SAR. For purposes of the preceding sentence, the gain on an SAR shall be calculated as the difference between the Fair Market Value per share of Common Stock as of the date such SAR becomes unexercisable and the purchase price per share of Common Stock covered by the SAR; provided, however, if the shares of Common Stock are not traded on a national exchange on such date, the Fair Market Value on the immediately preceding day on which the shares were traded shall be used.

     (c) Restricted Shares/Restricted Share Units. Upon a Change of Control all restricted shares and restricted share units shall immediately vest. Immediately upon such vesting, certificates for all such vested restricted shares shall be distributed to the participants, and the cash or shares payable upon vesting of the restricted stock units shall be paid to the participants.

     (d) Performance Awards. Each performance award granted under the Plan that is outstanding on the date of the Change in Control shall immediately vest and the holder of such performance award shall be entitled to a lump sum cash payment equal to the amount of such performance award payable at the end of the performance period as if 100% of the performance goals have been achieved.

     (e) Time of Payment. Any amount required to be paid pursuant to this Section shall be paid within 20 days after the date such amount becomes payable.

     (f) Definition of Change in Control. A "Change in Control" means the occurrence of any of the following events: (i) any individual, corporation, partnership, group, association or other entity, other than PepsiCo, Inc. ("PepsiCo") or an entity approved by PepsiCo, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of 50% or more of the combined voting power of PBG's outstanding securities ordinarily having the right to vote at elections of directors; (ii) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (provided that any new Board member who was approved by a majority of directors who began the two-year period or who was approved by PepsiCo shall be considered a director who began the two-year period); (iii) the approval by the shareholders of PBG of a plan or agreement providing for a merger or consolidation of PBG with another company, other than with PepsiCo or an entity approved by PepsiCo, and PBG is not the surviving company (unless the shareholders of PBG prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company's outstanding securities); (iv) the sale, exchange or other disposition of all or substantially all of PBG's assets, other than to PepsiCo or an entity approved by PepsiCo; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PBG and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

         In addition, a "Change in Control" means the occurrence of any of the following events with respect to PepsiCo: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo by another entity or group; excluding, however, any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo (the "PepsiCo Board") at the beginning of the period cease to constitute at least 50% of the PepsiCo Board (provided that any new PepsiCo Board member who was approved by a majority of directors who began the two-year period shall be considered a director who began the two-year period); (iii) PepsiCo shareholders approve, and there is completed, a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo; (iv) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the sale or disposition of all or substantially all of PepsiCo's assets; or
         (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

10.  MISCELLANEOUS PROVISIONS.

(a) Rights as Shareholder. Except as otherwise provided herein, a participant in the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of Common Stock are issued to such participant or registered in the name of the participant on the Company's records.

(b) Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no award granted under the Plan or any rights or interests therein (other than an award of shares that is not subject to any restrictions) shall be assignable or transferable by a participant, except by will or the laws of descent and distribution.

(c) Agreements. All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan), as the Committee shall approve.

(d) Requirements for Transfer. The Committee shall have no obligation to issue or transfer a share of Common Stock under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock made to any participant upon such participant's written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or PBG shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

(e) Withholding Taxes. PBG shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards, and with respect to awards paid or satisfied in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligations of PBG to make delivery of awards in cash or shares of Common Stock shall be subject to currency or other restrictions imposed by any government. With respect to withholding required upon the exercise of stock options or SARs, upon the lapse of restrictions on restricted shares or upon any other taxable event arising as a result of awards granted hereunder, unless other arrangements are made with the consent of the Committee, participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the minimum amount of tax required to be withheld with respect to the transaction unless a fractional share is payable in which case, such minimum amount plus the next highest share will be withheld. The Committee may permit a participant to surrender or direct the withholding of other shares of Common Stock to satisfy tax obligations but only if and to the extent that no additional accounting expense would result to the Company under then applicable accounting rules.

    If a participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares of Common Stock issued to him pursuant to the exercise of an incentive stock option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such shares to the participant pursuant to such exercise, the participant shall, within ten (10) days of such disposition, notify PBG thereof, by delivery of written notice to PBG at its principal executive office, and immediately deliver to PBG (or allow to be withheld from other compensation) any taxes required to be withheld.

(f) No Implied Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

(g) Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

(h) Beneficiary Designation. To the extent allowed by the Committee, each participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the participant's death shall be paid to the participant's estate.

(i) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award or to any employee receiving an award.

(j) Funding of Plan. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(k) Successors. All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.  EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

(a) Effective Date. The Plan shall become effective on its approval by PBG's shareholders.

(b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan without the consent of the affected participant.

    In addition, amendments to the Plan and any transaction that would constitute a "repricing" shall be subject to shareholder approval to the extent required under Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or Section 162(m) or 422 of the Code (or any successor provision or provisions).

    The Committee may, at any time, amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan; provided, however, that except as provided in Section 4(d) with respect to the Company's Buy-Out right, if such amendment is materially adverse to the participant, the amendment shall not be effective unless and until the participant consents, in writing, to such amendment.

    Notwithstanding the preceding provisions of this subsection (b), following a Change in Control (as defined in Section 9), the Committee may not amend the Plan or outstanding agreements evidencing awards under the Plan in a way that would be adverse to a participant, even if the amendment would not be materially adverse, without the written consent of the participant.

(c) Termination. No awards shall be made under the Plan on or after the tenth anniversary of the date on which PBG's shareholders approve the Plan. Determination of the award actually earned and payout or settlement of the award may occur later, and as to any outstanding award, the Plan's terms shall remain in effect (including authority under Section 11(b) relating to the Committee's authority to modify outstanding awards).

                         THE PEPSI BOTTLING GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 25, 2005

                      THIS PROXY IS SOLICITED ON BEHALF OF
               THE PEPSI BOTTLING GROUP, INC.'S BOARD OF DIRECTORS

         The undersigned hereby appoints John T. Cahill, Steven M. Rapp and Regina Allegretti-Davenport, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 25, 2005 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on other side)

                                              THE PEPSI BOTTLING GROUP, INC.
                                              P.O. BOX 11425
                                              NEW YORK, N.Y. 10203-0425

                                   [PBG LOGO]
                         The Pepsi Bottling Group, Inc.

                                 March 31, 2005

                       Your proxy card is attached below.

Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.

                            * FOLD AND DETACH HERE *
--------------------------------------------------------------------------------

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3.
Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items 1, 2, AND 3.
Vote on Directors
1. Election of Directors: Nominees Linda G. Alvarado, Barry H. Beracha, John T. Cahill, Ira D. Hall, Thomas H. Kean, Susan D. Kronick, Blythe
         J. McGarvie, Margaret D. Moore, John A. Quelch, Rogelio Rebolledo and Clay G. Small

           FOR all nominees [ ] WITHHOLD AUTHORITY        [ ] EXCEPTIONS [ ]
                                 to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

Vote on Proposal

2. Approval of the PBG 2005 Executive Incentive Compensation Plan

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

3. Approval of an amendment to the  PBG 2004 Long-Term Incentive Plan

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]


IF OTHER MATTERS ARE PROPERLY PRESENTED, THE PERSONS NAMED AS PROXIES WILL VOTE IN ACCORDANCE WITH THEIR JUDGMENT WITH RESPECT TO THOSE MATTERS.

           Change of Address and/       I PLAN TO ATTEND ANNUAL MEETING. If you
           or Comments Mark Here  [  ]  check this box to the right an admission
                                        card will be sent to you.     [  ]

Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc. Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

                                     Dated: ______________________________, 2005

                                     ___________________________________________
                                                       Signature

                                     ___________________________________________
                                                       Signature

          (Please sign, date and return this         Votes MUST be indicated
          proxy card in the enclosed envelope.)      in black or blue ink. [x]

--------------------------------------------------------------------------------
                               Please Detach Here
               * You Must Detach This Portion of the Proxy Card *
                  Before Returning it in the Enclosed Envelope

                  Directions to The Pepsi Bottling Group, Inc.
                                Somers, New York

                                ----------------

                                      MAPS

                                ----------------


                                DIRECTIONS BY CAR

The Pepsi Bottling Group's Headquarters is located at the Intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the Intersection of Rt. 35 and Rt. 100.

                                   FROM I-684

If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100.

                           FROM MANHATTAN - WEST SIDE

West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.

                           FROM MANHATTAN - EAST SIDE

FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.

                             FROM BRONX - EAST SIDE

Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.

                        FROM BROOKLYN AND J.F.K. AIRPORT

Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.

                             FROM LAGUARDIA AIRPORT

Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                           FROM LONG ISLAND AND QUEENS

Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) North and follow directions above.

                   FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE

Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.

                        FROM CONNECTICUT-MERRITT PARKWAY

Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                               NEW ENGLAND THRUWAY

Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                            FROM CONNECTICUT - RT. 35

Heading West on Rt. 35 from the Connecticut/New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.